                                                                    EXHIBIT 10.2



                            ASSET PURCHASE AGREEMENT

                                     AMONG

                           BENCHMARK HOLDINGS, INC.,

                             WINCUP HOLDINGS, INC.

                                      AND

                        JAMES RIVER PAPER COMPANY, INC.



                          Dated as of October 31, 1995

                               TABLE OF CONTENTS

                                   ARTICLE I
                                  DEFINITIONS


                                   ARTICLE II
                          PURCHASE AND SALE OF ASSETS
2.1       PURCHASE AND SALE OF ASSETS...........................  10
2.2       EXCLUDED ASSETS.......................................  13
2.3       ASSUMED LIABILITIES...................................  14
2.4       PURCHASE PRICE........................................  16
2.5       VALUATION OF CURRENT ASSETS...........................  16

                                  ARTICLE III
                               RELATED AGREEMENTS


                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

4.1       ORGANIZATION; QUALIFICATION; CAPITALIZATION OF
          BENCHMARK SUB AND THE WINCUP SUB......................  23
4.2       AUTHORITY RELATIVE TO THIS AGREEMENT..................  25
4.3       CONSENTS AND APPROVALS................................  26
4.4       NON-CONTRAVENTION.....................................  26
4.5       COMPLIANCE WITH LAWS..................................  27
4.6       ENVIRONMENTAL MATTERS.................................  28
4.7       LICENSES AND PERMITS..................................  29
4.8       LITIGATION............................................  30
4.9       FINANCIAL STATEMENTS..................................  30
4.10      UNDISCLOSED LIABILITIES...............................  31
4.11      ABSENCE OF CHANGES....................................  32
4.12      MEXICAN OPERATIONS....................................  33
4.13      LEASES................................................  34
4.14      INVENTORY.............................................  35
4.15      INTELLECTUAL PROPERTY.................................  35
4.16      MATERIAL CONTRACTS....................................  36
4.17      MAINTENANCE OF THE EQUIPMENT..........................  38
4.18      SUFFICIENCY OF PURCHASED ASSETS.......................  38
4.19      LABOR AND EMPLOYMENT MATTERS..........................  38
4.20      EMPLOYEE BENEFIT PLANS................................  39
4.21      INSIDER INTERESTS.....................................  41
4.22      CERTAIN PRACTICES.....................................  41
4.23      FINDERS...............................................  41
4.24      FULL DISCLOSURE.......................................  42
4.25      PERFORMANCE ALLOWANCES................................  42

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF BUYER

5.1       ORGANIZATION; QUALIFICATION............................ 42
5.2       AUTHORITY RELATIVE TO THIS AGREEMENT................... 43
5.3       CONSENTS AND APPROVALS................................. 44
5.4       NON-CONTRAVENTION...................................... 44
5.5       LITIGATION............................................. 44
5.6       FINDERS................................................ 45

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS


6.1       CONDUCT OF BUSINESS OF THE WINKLER BUSINESSES.......... 45
6.2       FORBEARANCES BY SELLERS................................ 46
6.3       NEGOTIATIONS WITH OTHERS............................... 48
6.4       INVESTIGATION OF WINKLER BUSINESSES AND PROPERTIES..... 48
6.5       CONFIDENTIALITY........................................ 50
6.6       TAXES AND RECORDING FEES............................... 50
6.7       PRORATION OF RENT, UTILITY CHARGES AND OTHER
          PAYMENTS............................................... 51
6.8       ALLOCATION OF PURCHASE PRICE........................... 51
6.9       ACCOUNTS RECEIVABLE.................................... 51
6.10      ACCOUNTS PAYABLE....................................... 52
6.11      BULK SALES LAWS........................................ 53
6.12      MAIL RECEIVED AFTER CLOSING............................ 53
6.13      RETENTION OF BOOKS AND RECORDS......................... 54
6.14      INTENTIONALLY DELETED.................................. 54
6.15      EXPENSES............................................... 54
6.16      PUBLIC ANNOUNCEMENTS................................... 54
6.17      SUBSEQUENT EVENTS...................................... 55
6.18      EFFORTS TO CONSUMMATE.................................. 55
6.19      ENVIRONMENTAL, HEALTH, SAFETY AND PRODUCT
          COMPLIANCE MATTERS..................................... 56
6.20      FURTHER ASSURANCES..................................... 58
6.21      ADVICE TO OTHERS....................................... 58
6.22      MOVEMENT OF EQUIPMENT AND INVENTORY.................... 59
6.23      PERFORMANCE ALLOWANCES................................. 59
6.24      ESTABLISHMENT OF SUBSIDIARY............................ 59
6.25      SECTION 338(H)(10) ELECTION............................ 60
6.26      ALLOCATION OF TAXES.................................... 62

                                  ARTICLE VII
                         EMPLOYEES AND EMPLOYEE MATTERS

7.1       TRANSFERRED EMPLOYEES.................................. 64
7.2       EMPLOYEE BENEFIT PLANS................................. 65
7.3       WORKER'S COMPENSATION.................................. 67
7.4       VACATION PAY........................................... 68
7.5       OTHER LIABILITIES RELATING TO EMPLOYEES................ 68
7.6       ADMINISTRATION......................................... 68

                                     (ii)

                                  ARTICLE VIII
                       CONDITIONS TO OBLIGATIONS OF BUYER
8.1       REPRESENTATIONS AND WARRANTIES......................... 69
8.2       PERFORMANCE OF THIS AGREEMENT.......................... 69
8.3       CORPORATE AUTHORIZATION................................ 70
8.4       CONSENTS AND APPROVALS................................. 70
8.5       INJUNCTION, LITIGATION, ETC............................ 70
8.6       LEGISLATION............................................ 71
8.7       ESTOPPEL CERTIFICATES, ETC............................. 71
8.8       OPINION OF COUNSEL FOR SELLERS......................... 71
8.9       ABSENCE OF CHANGES..................................... 71
8.10      CONTINUATION OF MEXICAN OPERATIONS..................... 71
8.11      ASSURANCES WITH RESPECT TO CLAIMS OF CREDITORS......... 72

                                   ARTICLE IX
                      CONDITIONS TO OBLIGATIONS OF SELLERS

9.1       REPRESENTATIONS AND WARRANTIES......................... 73
9.2       PERFORMANCE OF THIS AGREEMENT.......................... 73
9.3       CORPORATE AUTHORIZATION................................ 73
9.4       CONSENTS AND APPROVALS................................. 74
9.5       INJUNCTION, LITIGATION, ETC............................ 74
9.6       LEGISLATION............................................ 74
9.7       OPINION OF COUNSEL FOR BUYER........................... 74

                                   ARTICLE X
                                    CLOSING

10.1      TIME AND PLACE OF CLOSING.............................. 74
10.2      DELIVERIES BY SELLERS.................................. 75
10.3      DELIVERIES BY BUYER.................................... 76
10.4      DELIVERIES BY SELLERS AND BUYER........................ 77

                                   ARTICLE XI
                                INDEMNIFICATION

11.1      SEVERAL INDEMNIFICATION BY SELLERS..................... 78
11.2      INDEMNIFICATION BY BUYER............................... 79
11.3      THIRD PARTY CLAIMS..................................... 79
11.4      LIMITATIONS ON INDEMNIFICATION......................... 82
11.5      SURVIVAL; INVESTIGATION................................ 83

                                  ARTICLE XII
                       TERMINATION, AMENDMENT AND WAIVER

12.1      TERMINATION............................................ 84
12.2      EFFECT OF TERMINATION.................................. 85
12.3      AMENDMENT.............................................. 85
12.4      EXTENSION; WAIVER...................................... 85

                                     (iii)

                                 ARTICLE XIII
                               GENERAL PROVISIONS
13.1      NOTICES................................................ 86
13.2      GOVERNING LAW.......................................... 87
13.3      HEADINGS............................................... 88
13.4      COUNTERPARTS........................................... 88
13.5      SELLERS' SEVERAL LIABILITY............................. 88
13.6      MISCELLANEOUS.......................................... 88

                                     (iv)

Exhibits:

     A - Prepaid Expenses and Deferred Charges which are a
         Part of the Purchased Assets

     B - Transition Services Agreement

     C - Agreement not to Compete

     D - Opinion of Counsel for Sellers

     E - Opinion of Counsel for Buyer

     F - Bill of Sale and Assignment

     G - Instrument of Assumption of Liabilities

     H - Benchmark Parent Guaranty

     I - James River Parent Guaranty


Schedules:

     1.1       Sellers' Senior Management for knowledge purposes
     2.2       Excluded Assets
     2.3(b)    Certain Assumed Liabilities for Transferred Employees
     4.3       Required Sellers Consents and Approvals
     4.4       Non-Contravention
     4.5       Noncompliance with Applicable Law, etc.
     4.6       Environmental Noncompliance and Environmental Permits
     4.7       Required Licenses and Permits; Missing Permits
     4.8       Litigation
     4.10      Undisclosed Liabilities
     4.11      Changes Since July 31, 1995
     4.12      Description of U.S. Facilities and Mexican Facilities
     4.13      Leases; Required Lessor Consents
     4.14      Certain Locations of Inventory
     4.15      Intellectual Property
     4.16      Material Contracts
     4.19      Employment Agreements
     4.20      Pension and Welfare Plans
     4.20(a)   Certain Unfunded Deferred Plans
     4.21      Insider Competing Interests
     4.25      Performance Allowances
     5.3       Required Buyer Consents and Approvals
     6.8       Allocation of Values
     6.19      Remediation Statement
     7.1       Retained Employees

                                      (v)

                           ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of October 31, 1995, is made among BENCHMARK HOLDINGS, INC., a Delaware corporation ("Benchmark"), WINCUP HOLDINGS, INC., a Delaware corporation ("Wincup"); and JAMES RIVER PAPER COMPANY, INC., a Virginia corporation ("Buyer").

                                   RECITALS

     Wincup and Benchmark (each a "Seller" and collectively, the "Sellers") desire to sell (a) all of the assets of Benchmark's cutlery business (the "Cutlery Business"), (b) all of the issued and outstanding shares (the "Benchmark Sub Shares") of Common Stock, with no par value per share, of Benchmark Sub, as defined herein, (c) all of the issued and outstanding shares (the "Wincup Sub Shares") of Common Stock, with no par value per share, of the Wincup Sub, as defined herein, and (d) all of the assets of Wincup's thermoform business (the "Thermoform Business"), including, without limitation, all of the Sellers' assets related to the manufacture, production, distribution and sale of plastic cutlery, plastic drinking straws, multilayer thermoform plastic cups and plates, and complimentary products such as steak markers, sword picks and other bar supplies. Buyer desires to purchase such assets, with the exception of certain excluded assets hereinafter specified, for cash and the assumption of certain liabilities subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     The following terms, as used herein, have the following meanings:

     "Accrual Rate" shall mean an overnight government repurchase agreement rate from Signet Bank/Virginia.

     "Affiliate" of a Person means a Person who, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person.

     "Applicable Law" means, with respect to any Person, all laws, ordinances, judgments, decrees, injunctions, writs, orders, rules, regulations, determinations, licenses and permits of any federal, state, local or foreign government, political subdivision, agency, board, court, regulatory body or commission, applicable to or binding upon such Person or any of its property.

     "Assumed Leases" has the meaning set forth in Section 2.3(b).

     "Assumed Liabilities" has the meaning set forth in Section 2.3(b).

     "Assumed Material Contracts" has the meaning set forth in Section 2.3(b).

     "Benchmark Sub" has the meaning set forth in Section 6.24.

     "Benchmark Sub and Wincup Sub Balance Sheets" has the meaning set forth in
Section 4.9.

     "Benchmark Sub Shares" has the meaning set forth in the Recitals.

     "Buyer's Auditors" means Coopers & Lybrand L.L.P.

     "Closing" has the meaning set forth in Section 10.1.

     "Closing Date" has the meaning set forth in Section 10.1.

     "Confidentiality Agreement" shall mean the Confidentiality Agreement dated March 31, 1994, between James River Corporation and Benchmark Corporation of Delaware t/a Wincup.

     "Consumables" has the meaning set forth in Section 2.1(iii).

     "Current Assets" means the Inventory, the Consumables and the Prepaid Expenses.

     "Current Asset Amount" shall have the meaning set forth in Section 2.5(b).

     "Cutlery Business" has the meaning set forth in the Recitals.

     "Distribution Centers" mean the warehouses and distribution centers historically used (in whole or part) in connection with the Cutlery Business or the Thermoform Business and located in Phoenix, Arizona, Tinton Falls, New Jersey and Des Plaines, Illinois.

     "Encumbrances" means liens, mortgages, charges, security interests or other defects in title generally considered to be encumbrances.

     "Environmental Audits" shall have the meaning set forth in Section 6.19.

     "Environmental Laws" means federal statutes or regulations intended to provide protection for public health and the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act (including the Resource Conservation and Recovery Act), the Toxic Substances Control Act, their state and local statutory and regulatory counterparts, and other substantially similar foreign statutes and regulations, as the foregoing may be in effect from time to time.

     "Environmental Permits" means all governmental licenses, permits, approvals and authorizations required or issued under or with respect to any Environmental Laws.
     "Equipment" has the meaning set forth in Section 2.1(i).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Estimated Purchase Price" has the meaning set forth in Section 2.4.

     "Excluded Assets" has the meaning set forth in Section 2.2.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Final Closing Statement" has the meaning set forth in Section 2.5(d).

     "Handling Hazardous Substances" means the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

     "Hazardous Emissions" means all emissions, releases, leaks, escapes, dumping, discharges or threatened discharges of Hazardous Substances into the air, surface water, ground water or the ocean or on or into the land.

     "Hazardous Substances" means (i) those substances defined as hazardous by
Section 9601(14) of CERCLA, (ii) all fluids containing polychlorinated biphenyls, (iii) asbestos and asbestos-containing materials, (iv) nuclear fuel and waste, (v) petroleum and petroleum products, and (vi) all other substances regulated under Environmental Laws.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

     "Intellectual Property" has the meaning set forth in Section 2.1(vi).

     "Interim Financial Statements" has the meaning set forth in Section 4.9.

     "Inventory" has the meaning set forth in Section 2.1(ii).

     "Leases" has the meaning set forth in Section 4.13.

     "Legal Action" has the meaning set forth in Section 11.3.

     "Licenses and Permits" has the meaning set forth in Section 2.1(v).

     "Material Contracts" has the meaning set forth in Section 4.16.

     "Mexican Facilities" means the facilities for the packaging of the Winkler Businesses' products located in Anahuac, Mexico, Imuris, Mexico and Ensenada, Mexico, and described on Schedule 4.12, all of which are owned and operated by
                         -------------
third parties.

     "NYSE" means the New York Stock Exchange.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Pension Plans" has the meaning set forth in Section 4.20.

     "Permitted Exceptions" means (i) statutory liens for current taxes or assessments not yet due or delinquent; (ii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of a Seller, provided that the same shall be fully discharged of record before the Closing; (iii) exceptions shown on the surveys furnished by the Sellers to Buyer on or before the date hereof and agreed to by Buyer; and (iv) such other Encumbrances which do not materially adversely affect the use or value of the Winkler Facilities for the Winkler Businesses.

     "Person" means an individual, a corporation, a partnership, an association, a labor union, a trust or any other entity or organization, including a government, a governmental body, a political subdivision or an agency or instrumentality thereof.

     "Post-Closing Operations" means all activities attributable to, or conducted by, any of the Sellers, the Benchmark Sub or the Wincup Sub during any period beginning after the Closing.

     "Post-Closing Remediation Matters" has the meaning set forth in Section
6.19

     "Pre-Closing Operations" means all activities attributable to, or conducted by, any of the Sellers, the Benchmark Sub or the Wincup Sub during any period ending on or before the Closing Date.

     "Pre-Closing Remediation Matters" has the meaning set forth in Section
6.19.

     "Preliminary Closing Statement" has the meaning set forth in Section
2.5(b).

     "Prepaid Expenses" has the meaning set forth in Section 2.1(x).

     "Purchase Price" has the meaning set forth in Section 2.4.

     "Purchased Assets" has the meaning set forth in Section 2.1.

     "Related Agreements" has the meaning set forth in Article III.

     "SEC" means the Securities and Exchange Commission.

     "Section 338(h)(10) Election" means an election for federal income tax purposes described in Section 338(h)(10) of the Internal Revenue Code with respect to the stock purchase described in this Agreement, including any elections under Section 338(g) of the Internal Revenue Code that are required to be made under applicable law when making the Section 338(h)(10) Election.

     "Section 338 Forms" means all returns, documents, statements and other forms that are required to be submitted to any federal, state, county or other governmental authority in connection with the Section 338(h)(10) Election, including (i) U.S. Internal Revenue Service Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulations, including Section 1.338(h)(10)-1, and (ii) any comparable or similar state, local or other governmental submissions.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Seller Financial Statements" has the meaning set forth in Section 4.9.

     "Sellers' Auditors" means Arthur Andersen & Co.

     "Sellers Tax Liabilities" shall have the meaning set forth in Section 6.26.

     "Shares" means the Benchmark Sub Shares and the Wincup Sub Shares collectively.

     "Subsidiary," with respect to any party to this Agreement, means any corporation or other business entity, whether or not incorporated, of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the Board of Directors, or other persons performing similar functions with respect to such entity, is held directly or indirectly by such party.

     "Tax" or "Taxes" means all federal, state, local, and foreign taxes or assessments, including, without limitation, those relating to net income, gross receipts, gross income, capital stock, franchise, profits, employees and payroll, withholding, foreign withholding, social security, unemployment, disability, real property, personal property, intangibles, stamp, excise, sales, use, transfer, value added, customs, premium, windfall profits, alternative minimum or estimated taxes, together with any interest, penalties or additions to tax or additional amounts with respect to the foregoing, whether disputed or not.

     "to the knowledge of the Sellers" means the knowledge, after due investigation, of those officers and employees of the Sellers listed in Schedule
                                                                        --------
1.1.
---

     "Thermoform Business" has the meaning set forth in the Recitals.

     "Transferred Employees" has the meaning set forth in Section 7.1.

     "U.S. Facilities" means the facilities for the production, fabrication and packaging of the Winkler Businesses' products located in Stone Mountain, Georgia, Houston, Texas, and Los Angeles, California, and described on Schedule
                                                                       --------
4.12.
----

     "U.S. Facilities Leases" means the leases for the buildings (and related land, if any) in which the U. S. Facilities are located.

     "Welfare Plans" has the meaning set forth in Section 4.20.

     "Wincup Sub" has the meaning set forth in Section 6.24.

     "Wincup Sub Shares" has the meaning set forth in the Recitals.

     "Winkler Businesses" means the Cutlery Business, the Thermoform Business and the business of the Benchmark Sub and the Wincup Sub.

     "Winkler Facilities" shall mean the Mexican Facilities, the U. S. Facilities, the Distribution Centers and such other facilities, buildings or offices which are used for or in connection with the Winkler Businesses.

                                  ARTICLE II
                          PURCHASE AND SALE OF ASSETS

     2.1 PURCHASE AND SALE OF ASSETS. At the Closing, the Sellers agree to sell to Buyer, and Buyer agrees to purchase from the Sellers, the following listed assets, properties or rights of the Sellers (or either of them), other than Excluded Assets (the "Purchased Assets"), including, without limitation:

               (i) the machinery, equipment, furniture, vehicles, silos, molds, tools, spare parts, tibars, fixtures and other tangible personal property (other than the Current Assets but including any construction in process) which is ordinarily located on, or is in transit to, the Winkler

     Facilities or is otherwise related principally to the business of the Winkler Businesses. These items are hereinafter referred to collectively as the "Equipment;"

               (ii) the raw materials, work-in-process and finished goods which are located at, or in transit to, the Winkler Facilities or are otherwise related principally to the business of the Winkler Businesses. These items are hereinafter referred to collectively as the "Inventory;"

               (iii) the stores, supplies, fuel, packaging and finishing materials and other consumable supplies which are located at, or are in transit to, the Winkler Facilities or are otherwise related principally to the business of the Winkler Businesses. These items are hereinafter referred to collectively as the "Consumables".

               (iv) the Environmental Permits which relate principally to the business of the Winkler Businesses and are assignable;

               (v) the Licenses and Permits which relate principally to the business of the Winkler Businesses and are assignable. The term "Licenses and Permits" means governmental licenses, permits, approvals and authorizations, whether federal, state or local, foreign or domestic, other than Environmental Permits;

               (vi) the Intellectual Property. The term "Intellectual Property" means the intangible assets of the Sellers used principally in the business of the Winkler

     Businesses, including its rights and interests in all trade names, trademarks and service marks, patents (including but not limited to the spoon straw patents), patent rights, copyrights, whether domestic or foreign (as well as applications, registrations or certificates for any of the foregoing), inventions, trade secrets, proprietary processes and formulae, software and other property rights that relate principally to the business of the Winkler Businesses and are generally considered to be Intellectual Property;

               (vii) all rights and interests of the Sellers in, to and under all Assumed Material Contracts and Assumed Leases;

               (viii) all books and records (which term includes computerized records and associated software and documentation) wherever located, which are used exclusively in the business of the Winkler Businesses including, without limitation, those relating to production, manufacturing, quality control, sales or marketing, customers and employees of the Winkler Businesses who will become Transferred Employees, and a co-ownership interest in any of the Sellers' books and records which are used only in part in the business of the Winkler Businesses, but only to the extent of such use, provided, however, that the assets and properties referred to in this Section 2.1(viii) other than those constituting indicia of title, may, at the option of the Sellers, consist of copies thereof;

               (ix) all purchase orders, forms, labels, stationery, shipping materials, catalogues, brochures, art work, photographs and advertising materials;
               (x) the prepaid expenses and deferred charges which are listed on Exhibit A (the "Prepaid Expenses");
        ---------
               (xi)  the Shares; and

               (xii) all other tangible and intangible properties of either Seller, wherever located, which have been used or held for use in connection with the business of the Winkler Businesses.

      2.2 EXCLUDED ASSETS. The following assets used by the Sellers, Benchmark Sub or Wincup Sub (or any of them) in the Winkler Businesses (the "Excluded Assets") are not included in the Purchased Assets:

               (i) all cash and cash equivalents, including cash on hand or in bank accounts, certificates of deposit, commercial paper and securities belonging to either of the Sellers;

               (ii) all accounts receivable and notes receivable related to the business of the Winkler Businesses;

               (iii) all prepaid expenses (including prepaid insurance premiums) and deferred charges other than those listed in Exhibit A;
                                                     ---------
               (iv) all assets held in Pension Plans or Welfare Plans for the benefit of employees of the Winkler Businesses;

               (v)  the leases for the Distribution Centers listed on Schedule
                                                                      --------
     2.2; and
     ---
               (vi) all other assets listed in Schedule 2.2.
                                               ------------
      2.3 ASSUMED LIABILITIES.

          (a) Except to the extent set forth in paragraph (b) below, Buyer will assume no liabilities or obligations of either Seller or the Benchmark Sub or the Wincup Sub, and no liabilities of or related to the Purchased Assets, the Winkler Businesses or their business or the Transferred Employees. Without limiting the foregoing, Buyer will assume no liabilities for, related to, arising out of or under or in respect of any of the following: (i) any taxes incurred by the Sellers or the Benchmark Sub or the Wincup Sub in the conduct of the business of the Winkler Businesses prior to the Closing; (ii) any actual or alleged violation by the Sellers, the Benchmark Sub, the Wincup Sub or by any previous owner of any of the Purchased Assets, of any Applicable Law; (iii) any breach by the Sellers, the Benchmark Sub or the Wincup Sub before Closing of any contract, agreement or commitment, including any Assumed Material Contract or Assumed Lease; (iv) any litigation, pending or threatened, at the time of Closing; (v) any contract or agreement, including any Assumed Material Contract or Assumed Lease, if the rights of the Sellers, the Benchmark Sub or the Wincup Sub are, for any reason, not transferred to, or the benefits thereunder are not otherwise made available to, Buyer at the Closing; (vi) severance or separation pay or employee benefits (under any Pension Plan, Welfare Plan or otherwise) for present or former employees of the Sellers or for the Transferred Employees or for any employees of the Mexican Facilities; (vii) any Hazardous Substances existing as of the Closing Date on, in or about the Purchased Assets or the leased premises on which the Purchased Assets are located or any Hazardous Emissions or Handling Hazardous Substances prior to the Closing Date at any location (including, without limitation, remote storage, treatment, recycling or disposal sites); or (viii) the acts, omissions or other past practices of the Sellers, the Benchmark Sub or the Wincup Sub prior to the Closing Date with respect to the business of the Winkler Businesses or the Purchased Assets.

          (b) At Closing, Buyer will assume the following obligations (the "Assumed Liabilities"):

               (i) the obligations arising after the Closing Date under the Assumed Leases and the Assumed Material Contracts; and

               (ii) earned or accrued vacation pay, holiday pay and sick pay for the Transferred Employees (if any of the foregoing are currently paid under the Sellers' employment policies) for the current year but not any previous years in the amounts set forth on Schedule 2.3(b). The "Assumed Leases" shall be all of the Leases indicated on Schedule 4.13 as being "Assumed Leases" and all
                               -------------
other Leases listed on Schedule 4.13 which Buyer elects to assume as of Closing.
                       -------------
The "Assumed Material Contracts" shall be all of the Material Contracts indicated on Schedule 4.16
             -------------
as being "Assumed Material Contracts", all other Material Contracts listed on
Schedule 4.16 which Buyer elects to assume as of Closing, and all other
-------------
contracts, agreements and commitments, other than Material Contracts, which Buyer elects to assume as of Closing. If Buyer elects to assume any Leases or contracts, agreements or commitments which are not indicated on Schedules 4.13
                                                                --------------
and 4.16 as being, respectively, Assumed Leases or Assumed Material Contracts,
--------
then Buyer shall do so by providing a list of such Leases and contracts, commitments and agreements at or before Closing.

      2.4 PURCHASE PRICE. The consideration to be paid for the Purchased Assets (the "Purchase Price"), shall be in cash and shall be equal to the sum of the following: (i) $39,700,000 and (ii) the value of the Current Assets as determined in accordance with Section 2.5. As of the date of this Agreement the Purchase Price, based on information given Buyer by the Sellers, is expected to be approximately $51,500,000. At the Closing, Buyer will pay the Sellers an amount (the "Estimated Purchase Price") equal to $49,000,000 based on an estimated value of $9,300,000 for the Current Assets. The Estimated Purchase Price shall be paid in the manner hereinafter set forth in Article X.

      2.5 VALUATION OF CURRENT ASSETS.

          (a) For the purposes of determining the Purchase Price, the value of the Current Assets shall equal the sum of the following: (i) the amount of the Prepaid Expenses as of the Closing Date, to the extent such Prepaid Expenses relate to periods after the Closing Date, and (ii) the lesser of the Current Asset Amount or $11,800,000.

          (b) The Sellers shall cause the Sellers' Auditors to conduct a physical inventory of the Inventory and Consumables on a Saturday and Sunday commencing before the Closing and occurring within fifteen (15) days of the Closing. The Sellers' Auditors may be assisted by the Sellers' employees.
Buyer or its representatives, which may be Buyer's Auditors, shall have the right to observe the taking of the physical inventory. As promptly as practical, but in any event not more than 30 days after the Closing, the Sellers shall cause the Sellers' Auditors to prepare on the basis of such physical inventory and deliver to Buyer a draft of a statement of the "Current Asset Amount" as of the commencement of business on the date on which the Closing takes place (the "Preliminary Closing Statement"). "Current Asset Amount" shall mean the value of the Inventory and the Consumables on hand as of the Closing Date calculated as set forth in this Section. Inventories on hand at the Closing Date as determined by the physical inventory referred to above will include items which have historically been carried on the books of the Sellers with respect to the Winkler Businesses and are held for sale in the ordinary course of business or are in the process of production for such sale. Consumables on hand at the Closing Date as determined by the physical inventory referred to above will include items which have historically been carried on the books (capitalized or expensed) of the Sellers with respect to the Winkler Businesses and are to be currently consumed in the production of goods to be available for sale or are included in the general stores, supplies and spare parts. Except for supplies, Inventory and Consumables will be valued at the lower of cost or market determined on an item basis without regard to materiality and in accordance with generally accepted accounting principles applied on a consistent basis. Supplies and spare parts will be valued at the lower of average cost determined on a specific identification basis or market, determined on a last purchase price basis without regard to materiality. Inventory will be reduced for obsolete, slow-moving or damaged inventory. "Slow-moving inventory" shall mean finished goods as to which the most recent six-month total of external customer sales are more than 200 and less than 1,800 cases, and that portion of the inventory in excess of the most recent six-month total shall be valued at 50% of cost. "Obsolete inventory" shall mean all finished goods as to which: (i) the most recent twelve-month total of external customer sales are less than 200 cases; or (ii) the product has been discontinued. Such obsolete inventory shall be valued at 0% of cost and shall be excluded from the Purchased Assets. "Damaged inventory" shall mean (i) all finished goods whose shipping container is ripped, torn, defaced, mislabeled, crushed or soiled; and (ii) any container of work-in-process or finished goods whose contents are crushed or otherwise damaged so that the goods have no market value. Such damaged inventory shall be valued at 0% of cost and shall be excluded from the Purchased Assets.

          (c) During the 15 days following the receipt by Buyer of the draft of the Preliminary Closing Statement and the report of the Sellers' Auditors with respect thereto, Buyer's Auditors shall be permitted to review the working papers of the Sellers' Auditors relating to the draft of the Preliminary Closing Statement and shall have such access to the Sellers' personnel as may be reasonably necessary to permit them to review in detail the manner in which the draft was prepared. Before the end of such 15-day period, Buyer's Auditors shall give any comments or objections they have with respect to the draft of the Preliminary Closing Statement to the Sellers' Auditors. Such comments or objections, insofar as they relate to the valuation of any assets, shall be resolved without regard to any materiality standard, and the Final Closing Statement delivered to Buyer pursuant to the provisions of the next paragraph shall reflect such resolution.

          (d) Within 15 days after the expiration of such 15-day period described in the preceding paragraph, the Sellers shall deliver to Buyer a Final Closing Statement (the "Final Closing Statement") accompanied by a definitive report of the Sellers' Auditors with respect thereto. Within three (3) business days after receipt of such Final Closing Statement and report, Buyer's Auditors shall deliver a letter to the Sellers stating whether they concur with such report and their exceptions thereto, if any, together with the reasons therefor. If such objections cannot be resolved between the Sellers' Auditors and Buyer's Auditors within five (5) business days after delivery of such letter by Buyer's Auditors, the question or questions in dispute shall then be submitted, as soon as practicable, to a mutually acceptable firm of independent public accountants of nationally recognized standing, the decision of which as to such question or questions in dispute shall be final and binding upon the parties hereto.

          (e) If the Final Closing Statement, after the resolution of all disputes, indicates that the Estimated Purchase Price was less than the Purchase Price calculated in accordance with Section 2.4, Buyer shall promptly pay to the Sellers, in immediately available funds, the balance of the Purchase Price, together with interest on such balance at the Accrual Rate for the period from the 30th day after Closing until such balance is paid. If the Final Closing Statement, after the resolution of all disputes, indicates that the Estimated Purchase Price exceeded the Purchase Price as calculated in accordance with
Section 2.4, the Sellers shall promptly pay to Buyer, in immediately available funds the amount of such excess, together with interest on such excess at the Accrual Rate for the period from the 30th day after Closing until such excess is paid.
          (f) The fees of the Sellers' Auditors and Buyer's Auditors incurred in connection with the preparation of the Preliminary and Final Closing Statements shall be borne by the

Sellers and Buyer, respectively. The fees of any independent accounting firm appointed pursuant to Section 2.5(d) shall be paid one-half by the Sellers and one-half by Buyer.

                                  ARTICLE III
                               RELATED AGREEMENTS

     In connection with the sale and purchase of assets contemplated by this Agreement the Sellers and Buyer will enter, or cause others to enter into, the following listed agreements:

               (i) A transition services agreement in substantially the form attached hereto as Exhibit B pursuant to which the appropriate Seller will
                        ---------
     (A) grant a license to Buyer to use the Distribution Centers, (B) provide to Buyer, all labor (including but not limited to wages and benefits) necessary or appropriate for the use of the Distribution Centers by Buyer and all utilities and other services necessary or appropriate for the operation of the Distribution Centers, and (C) such other matters as set forth in the Transition Services Agreement; and

               (ii) Non-compete agreements in substantially the form attached hereto as Exhibit C pursuant to which the Sellers and each of Michael
               ---------
     Kennedy, Richard Hunsinger, Donald Walker, Don Rogalski and Michael Valenza (the "Officers") agree not to compete with Buyer for a period of five (5) years after the Closing Date as set forth therein, and pursuant to which Buyer shall pay to such listed members of management in the aggregate the sum of $3,500,000 in consideration for such non-compete agreements, allocated as follows:  Hunsinger
- $250,000; Valenza - $75,000; Walker -$90,000; Rogalski - $85,000; Kennedy -
the balance;

               (iii) One or more trust agreements, pursuant to which one or more liquidating trusts will be created to which each Seller shall assign at Closing, free and clear of liens, all of its receivables related to the Winkler Businesses and its rights in any deferred portion of the Purchase Price payable to Sellers pursuant to Section 2.5(e), and which will assume at Closing all of the Sellers' payables related to the Winkler Businesses and any performance allowances as set forth on Schedule 4.25 which are not paid at Closing. The receivables and the deferred portion of the Purchase Price assigned to each such trust shall be sufficient to pay the payables and performance allowances assumed by such trust and such payables shall be substantially all of the payables that would, if not paid, subject Buyer or the Purchased Assets to claims under applicable bulk sales or other similar laws. A representative of Buyer and of Benchmark or Wincup, as the case may be, shall be the trustees under each such trust, unless Buyer elects not to appoint a representative as trustee. All amounts received by each trust shall be used for payment of the Sellers' payables related to the Winkler Businesses, and the trust agreements shall so provide. If Buyer chooses not to appoint a representative as trustee, each trust shall not pay any payables except in accordance with periodic schedules of payments approved by Buyer, which approval shall not be unreasonably withheld or delayed. In the event a trust receives insufficient funds to pay the payables, Benchmark Corporation of Delaware shall promptly deliver to the trustees such additional funds as are necessary to pay such unpaid amounts. The terms of the trust agreements shall be deemed incorporated into this Agreement and shall constitute covenants of the Sellers under this Agreement to the same extent as if fully set forth in this Agreement.

The foregoing agreements are hereinafter referred to collectively as the "Related Agreements."

                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

      The Sellers severally represent and warrant to Buyer the following:

      4.1 ORGANIZATION; QUALIFICATION; CAPITALIZATION OF BENCHMARK SUB AND THE WINCUP SUB. (a) Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has corporate power and authority to own all of its properties and assets and carry on the business of the Winkler Businesses as it is presently being conducted. Each Seller is duly qualified and in good standing to do business in each jurisdiction in which the business of the Winkler Businesses makes such qualification necessary except where failure to so qualify has no material adverse effect on such Seller's financial condition or the conduct of the Winkler Businesses. Each Seller has heretofore delivered to Buyer complete and correct copies of its respective Certificate of Incorporation and Bylaws, as currently in effect.

          (b) The Benchmark Sub and the Wincup Sub are corporations duly organized, validly existing and in good standing under the laws of the State of California and each have corporate power and authority to own all of their respective properties and assets and to carry on their business as now being conducted. Each of the Benchmark Sub and the Wincup Sub is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except in those jurisdictions where the failure to so qualify has no material adverse effect on the Benchmark Sub's or the Wincup Sub's respective financial condition or operations. The Sellers have heretofore delivered to Buyer complete and correct copies of the Articles of Incorporation and Bylaws of the Benchmark Sub and the Wincup Sub, as currently in effect.

          (c) The Shares constitute all of the issued and outstanding capital stock of the Benchmark Sub and the Wincup Sub. The Shares have been duly authorized, are validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights. Neither the Benchmark Sub nor the Wincup Sub have any commitments to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from the Benchmark Sub or the Wincup Sub, any shares of its capital stock and no such securities or obligations are outstanding. Upon delivery of the certificates evidencing the Shares to Buyer pursuant to this Agreement, Buyer will have good title to the Shares free and clear of all liens, charges, pledges, security interests or other encumbrances.

      4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each Seller has corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and the Related Agreements to which it is a party, and the consummation by it and the Benchmark Sub and Wincup Sub of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of such Seller, the Benchmark Sub and Wincup Sub and the holders of the requisite percentage of the outstanding shares of its common stock, and no other corporate proceedings on the part of either Seller, the Benchmark Sub and Wincup Sub are necessary with respect thereto. This Agreement constitutes, and the Related Agreements when executed and delivered by a Seller will constitute, valid and binding obligations of each Seller, enforceable in accordance with their terms except as the same may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

      4.3  CONSENTS AND APPROVALS. Except as set forth in Schedule 4.3, there is
                                                          ------------
no requirement applicable to a Seller, the Benchmark Sub or the Wincup Sub to make any filing with, or to obtain any consent or approval of any Person as a condition to the transfer of the Purchased Assets to Buyer or the consummation of the transactions contemplated by this Agreement (other than as may be required by the HSR Act and any applicable "bulk sales" law).

      4.4  NON-CONTRAVENTION. Except as set forth in Schedule 4.4, the execution
                                                     ------------
and delivery by each Seller of this Agreement and the Related Agreements to which each Seller is a party does not, and subject to the requisite approval of the shareholders of each Seller, the consummation of the transactions contemplated hereby and thereby will not (i) violate or result in a breach of any provision of the Certificate of Incorporation or Bylaws of a Seller, or the Articles of Incorporation or Bylaws of the Benchmark Sub or the Wincup Sub, (ii) result in a default, or give rise to any right of termination, modification or acceleration, or the imposition of any Encumbrance (whether immediately before or after the giving of notice or the passage of time) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which a Seller, the Benchmark Sub or the Wincup Sub is a party or by which a Seller, the Benchmark Sub, the Wincup Sub, the Shares or any of the Purchased Assets may be bound, or (iii) violate any law, regulation, judgment, order or decree applicable to a Seller, the Benchmark Sub, the Wincup Sub, the Shares or any of the Purchased Assets or the business of the Winkler Businesses.

      4.5  COMPLIANCE WITH LAWS.  Except as set forth in Schedule 4.5, and in
                                                         ------------
addition to the representations and warranties contained in Section 4.6 relating to environmental matters and in Section 4.7 relating to Licenses and Permits, the Sellers have operated the Winkler Businesses, the Benchmark Sub and the Wincup Sub, in compliance with all laws, regulations, judgments, orders or decrees of any federal, state, local or foreign court or governmental body applicable to the Sellers, the Benchmark Sub, the Wincup Sub, the Shares or any of the Purchased Assets or the business of the Winkler Businesses including, without limitation, those related to (i) antitrust and trade matters, (ii) civil rights, (iii) zoning and building codes, (iv) public health and safety, (v) worker health and safety, and (vi) labor, employment and discrimination in employment. Except as is set forth in Schedule 4.5, no investigation or review
                                       ------------
is pending with respect to any alleged failure by a Seller, the Benchmark Sub or the Wincup Sub to comply with any such law, regulation, order, judgment or decree and no event has occurred or condition exists which, with the giving of notice or the passage of time, can reasonably be expected to result in any such allegation.

      4.6  ENVIRONMENTAL MATTERS.

          (a)  Except as set forth in Schedule 4.6 and the Environmental Audits,
                                      ------------
to the knowledge of the Sellers, the Sellers have operated the Winkler Businesses, the Benchmark Sub and the Wincup Sub, in compliance with all Environmental Laws.

          (b) The Sellers have obtained all Environmental Permits which are required to conduct the business of the Winkler Businesses as it is presently being conducted, and the Benchmark Sub and the Wincup Sub have obtained all Environmental Permits necessary to conduct its business, including, without limitation, those which relate to Hazardous Emissions and Handling Hazardous Substances. Schedule 4.6 contains a complete list of all such Environmental
             ------------
Permits, all of which are in full force and effect and, except as noted on

Schedule 4.6, all of which are assignable.  Except as disclosed on Schedule 4.6,
------------                                                       ------------
to the knowledge of the Sellers, the Sellers have operated the Winkler Businesses, and the Benchmark Sub and the Wincup Sub have operated, in compliance with all of the terms and conditions set forth in such Environmental Permits.

          (c) Except as disclosed in the Environmental Audits, to the knowledge of the Sellers, there are no Hazardous Substances present on or in the Purchased Assets, the U.S. Facilities or the Mexican Facilities. To the knowledge of the Sellers, no Seller, the Benchmark Sub nor the Wincup Sub is obligated, by itself or jointly with others, to clean up, remedy or otherwise restore to its former condition any building, contaminated surface water, ground water, soil or any natural resources associated therewith.

          (d) To the knowledge of the Sellers, no investigation or review is pending with respect to any alleged failure of a Seller, the Benchmark Sub or the Wincup Sub to comply with any of the aforementioned laws or regulations or the terms and conditions of any of its Environmental Permits, and to the knowledge of the Sellers, no event has occurred or condition exists which, with the giving of notice or the passage of time, can reasonably be expected to give rise to such an allegation or cause a Seller, the Benchmark Sub or the Wincup Sub to be obligated to take any action described in paragraph (c).

      4.7  LICENSES AND PERMITS.  Except as set forth in Schedule 4.7, the
                                                         ------------
Sellers have all Licenses and Permits required to conduct the business of the Winkler Businesses as it is presently being conducted and the Benchmark Sub and the Wincup Sub have all Licenses and Permits required to conduct its business.

Schedule 4.7 contains a complete list of all such Licenses and Permits, all of
------------
which are in full force and effect and, except as noted on Schedule 4.7, all of
                                                           ------------
which are assignable.  Except as disclosed on Schedule 4.7, the Sellers have
                                              ------------
operated the business of the Winkler Businesses, in compliance with all of the terms and conditions set forth in such Licenses and Permits. Except as set forth in Schedule 4.7, no investigation or review is pending with respect to any
         ------------
alleged failure of a Seller, the Benchmark Sub or the Wincup Sub to comply with the provisions of its Licenses and

Permits, and no event has occurred or condition exists which, with the giving of notice or the passage of time, can reasonably be expected to result in any such allegation.

      4.8  LITIGATION.  Except as set forth in Schedule 4.8, there are no
                                               ------------
actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the knowledge of a Seller, the Benchmark Sub or the Wincup Sub, threatened against a Seller, the Benchmark Sub or the Wincup Sub, whether at law or in equity and whether civil or criminal in nature, before any court, governmental body, commission, agency or arbitrator, domestic or foreign, nor are there any judgments, orders or decrees of any such court, governmental body, commission, agency or arbitrator outstanding against a Seller, the Benchmark Sub or the Wincup Sub which have or can reasonably be expected to have, directly or indirectly, an adverse effect on the Shares, Purchased Assets or the earnings, financial condition, operations or prospects of the Winkler Businesses, the Benchmark Sub or the Wincup Sub, or which seek specifically to prevent, restrict or delay consummation of the transactions contemplated hereby or fulfillment of any of the conditions of this Agreement.

      4.9 FINANCIAL STATEMENTS. Each Seller has previously furnished Buyer with true and complete copies of (i) the audited financial statements for the years ending December 31, 1994 and December 31, 1993, including the notes thereto (the "Prior Financial Statements") for the Winkler Businesses; (ii) unaudited financial statements for the Winkler Businesses for the nine months ending September 30, 1995 and September 30, 1994 (the "Interim Financial Statements") and (iii) unaudited balance sheets for the Benchmark Sub and the Wincup Sub as of the Closing Date (the "Benchmark Sub and Wincup Sub Balance Sheets"). Such financial statements present fairly the financial position of each Seller, the Winkler Businesses, the Benchmark Sub and the Wincup Sub, respectively, as of such dates and the results of their operations and changes in their financial position for such periods and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except that in the case of the Interim Financial Statements, normal year-end adjustments, which in the aggregate are not material, have not been made.

      4.10 UNDISCLOSED LIABILITIES.  Except as set forth in Schedule 4.10, no
                                                            -------------
Seller has, with respect to the Purchased Assets or the operations of the Winkler Businesses, and the Benchmark Sub and the Wincup Sub do not have, any liabilities (whether matured or unmatured, accrued, contingent or otherwise) which are not reflected in the Interim Financial Statements or the Benchmark Sub and Wincup Sub Balance Sheets other than those which were incurred subsequent to the date of such financial statements in the ordinary course of business and consistent with past practices and cannot reasonably be expected to materially and adversely affect the Purchased Assets or the earnings, financial condition, operations or prospects of the Winkler Businesses, the Benchmark Sub or the Wincup Sub.

      4.11 ABSENCE OF CHANGES.  Except as set forth in Schedule 4.11, since
                                                       -------------
December 31, 1994, with respect to the Sellers, and since the date of incorporation of the Benchmark Sub and the Wincup Sub with respect to the Benchmark Sub and the Wincup Sub, there has not been:

               (i) any change, or development involving a prospective change, including, without limitation, any damage, destruction or loss (whether or not covered by insurance) which adversely affects or, to the knowledge of a Seller, can reasonably be expected to materially and adversely affect the Purchased Assets or the earnings, financial condition, operations or prospects of the Winkler Businesses, the Benchmark Sub or the Wincup Sub;

               (ii) any obligation or liability involving more than $200,000 (whether matured or unmatured, accrued, contingent, or otherwise) incurred in the aggregate by the Sellers with respect to the Purchased Assets or the Winkler Businesses, the Benchmark Sub or the Wincup Sub;

               (iii) any general uniform increase in the compensation of the employees of the Winkler Businesses (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment);

               (iv) any increase (other than normal increases consistent with past practices and those required by law) in the compensation payable to any employee (including officers) of the Winkler Businesses;

               (v) any amendment to any employment agreement to which any employee of the Winkler Businesses is a party;

               (vi) any sale of any of the Purchased Assets other than in the ordinary course of business; or

               (vii) any material deterioration of relations between the Winkler Businesses, the Benchmark Sub or the Wincup Sub and their suppliers or customers.

Since the date of the Interim Financial Statements and the Benchmark Sub and the Wincup Sub Balance Sheets, the Winkler Businesses, the Benchmark Sub and the Wincup Sub have been conducted only in the ordinary and usual course and in a manner consistent with past practices. The Sellers, the Benchmark Sub and the Wincup Sub have good title to all of the personal property, tangible and intangible, which is a part of the Purchased Assets, free and clear of Encumbrances.

      4.12 MEXICAN OPERATIONS.   None of the Mexican Facilities is owned or
operated by the Sellers and none of the employees thereof is employed by the Sellers. To the best knowledge of Sellers, no event has occurred and no circumstances exist which could reasonably be expected to permit state, local or federal Mexican governmental authorities to seize, put a lien on, or otherwise obtain control of any of the Purchased Assets located at the Mexican Facilities. To the knowledge of Sellers, Sellers have taken no action which is reasonably likely to materially and adversely affect any of the Purchased Assets in the Mexican Facilities. The Sellers have no reason to believe that the demand for products packaged at the Mexican Facilities will not equal or exceed the minimum requirements of the contracts under which the Mexican Facilities package Sellers' products.

      4.13 LEASES.  Schedule 4.13 sets forth a complete list of each lease into
                    -------------
which each Seller, the Benchmark Sub or the Wincup Sub has entered, whether as lessor or lessee, on behalf of the Winkler Businesses, the Benchmark Sub or the Wincup Sub which relates to either real or personal property, other than monthly leases of personal property which may be cancelled upon not more than 60 days notice and require the payment of not more than $100 per month. The leases listed in Schedule 4.13 are referred to herein as "Leases." No Seller, the
          -------------
Benchmark Sub or the Wincup Sub has breached any such Lease and, to the knowledge of each Seller, the Benchmark Sub or the Wincup Sub, no other party to any Lease has breached the Lease and no event has occurred or condition exists which, with the giving of notice or the passage of time, can reasonably be expected to result in a default under, or permit the termination, modification or acceleration of any Lease by any party thereto. Each Seller, the Benchmark Sub and the Wincup Sub has good and valid leasehold title to the real estate covered by the U. S. Facilities Leases, free and clear of all Encumbrances other than Permitted Exceptions. Complete copies of all of the Leases have been delivered to Buyer. Except as disclosed on Schedule 4.13, the Leases can be
                                            -------------
transferred to

Buyer without the consent of the lessors thereunder or any other Person.

      4.14 INVENTORY. The Inventory (i) is usable or saleable in the ordinary course of the business of the Winkler Businesses, (ii) is sufficient but not excessive in kind or amount for the conduct of the business of the Winkler Businesses as it is presently being conducted and (iii) is carried on the books of the Sellers, the Benchmark Sub and the Wincup Sub and reflected on the Interim Winkler Businesses Financial Statements and the Benchmark Sub and the Wincup Sub Balance Sheets at an amount which reflects valuations not in excess of the lower of cost or market determined in accordance with generally accepted accounting principles applied on a consistent basis. Schedule 4.14 sets forth
                                                      -------------
the locations of Inventory not located on the U. S. Facilities, the Mexican Facilities or a Distribution Center.

      4.15 INTELLECTUAL PROPERTY.  Schedule 4.15 sets forth (i) a list of all of
                                   -------------
the Intellectual Property used or held for use in connection with the Winkler Businesses which each Seller, the Benchmark Sub and the Wincup Sub owns and (ii) a list of all of the Intellectual Property used or held for use in connection with the Winkler Businesses which each Seller, the Benchmark Sub and the Wincup Sub does not own but has the right to use. Except as is set forth in Schedule
                                                                      --------
4.15, each Seller, the Benchmark Sub and the Wincup Sub has the right to use
----
such Intellectual Property free and clear of any restrictions and its right to the Intellectual Property is assignable. No Seller nor the Benchmark

Sub and the Wincup Sub is infringing upon the rights of any Person and no Person is infringing upon the rights of any Seller, the Benchmark Sub or the Wincup Sub in the Intellectual Property. Sellers have transferred to Buyer pursuant to this Agreement, all Intellectual Property used in the conduct of the Winkler Business, the Benchmark Sub and the Wincup Sub as presently being conducted. All letters patent, registrations and certificates issued by any governmental agency relating to the Intellectual Property are valid and subsisting and have been properly maintained. Complete copies of all documents pursuant to which a Seller has acquired the right to use, or has licensed or otherwise permitted any other person to use, any Intellectual Property have been delivered to Buyer.

      4.16 MATERIAL CONTRACTS.  Schedule 4.16 sets forth a complete and correct
                                -------------
list of each contract, agreement or commitment of the Sellers, the Benchmark Sub or the Wincup Sub, other than Leases and bank credit agreements:

               (i) upon which any part of the business of the Winkler Businesses is dependent or which, if breached, could reasonably be expected to materially and adversely affect the Purchased Assets or the earnings, financial condition, operations or prospects of the business of the Winkler Businesses;

               (ii) which provides for aggregate future payments by or to the Sellers for the Winkler Businesses, the Benchmark Sub or the Wincup Sub of more than $50,000 in any year, except for purchase orders or sales orders arising in the ordinary course of business, in which case they are listed only if any party thereto may be obligated to make future payments aggregating more than $100,000 in any year;

               (iii) which relates to the Purchased Assets, the Benchmark Sub or the Wincup Sub, extends more than one year from the date hereof and is not cancelable by either party on 30 days' notice;

               (iv) which provides for the sale or lease or other transfer, after the date hereof and other than in the ordinary course of business, of any of the Purchased Assets;

               (v) which relates to the employment, retirement or termination of the services of any employee, officer, former officer or consultant of a Seller whose employment relates or was related to the business of the Winkler Businesses; or

               (vi) which contains covenants pursuant to which any person has agreed not to compete with any business conducted by the Winkler Businesses, the Benchmark Sub or the Wincup Sub or not disclose to others information concerning the Purchased Assets, the business of the Winkler Businesses.

Each of the foregoing is referred to in this Agreement as a "Material Contract." Except as set forth in Schedule 4.16, all of the Material Contracts are in full
                       -------------
force and effect. No Material Contract has been breached and no event has occurred or condition exists which, with the giving of notice or the passage of time, would constitute a breach of any such contract by any party thereto. Complete copies of all the Material Contracts have been delivered to Buyer.

      4.17 MAINTENANCE OF THE EQUIPMENT. The Equipment which is a part of the Purchased Assets has been maintained in good repair in accordance with the usual practices in the United States of businesses similar to the business conducted by the Winkler Businesses, the Benchmark Sub or the Wincup Sub, is in good condition, ordinary wear and tear excepted, and is useable in the ordinary course of the business of the Winkler Businesses as it is presently being conducted.

      4.18 SUFFICIENCY OF PURCHASED ASSETS. The Purchased Assets include all properties and rights of the Sellers, the Benchmark Sub and the Wincup Sub that are necessary for the conduct of the business of the Winkler Businesses and the Company as it is presently being conducted.

      4.19 LABOR AND EMPLOYMENT MATTERS.  Except as set forth on Schedule 4.19,
                                                                 -------------
there are no collective bargaining agreements or any other employment agreements (other than agreements delivered to Buyer as required by Section 4.16) covering employees of the Winkler Businesses to which a Seller is a party or by which it is otherwise obligated. There are no controversies, claims or grievances pending, or, to the knowledge of each Seller, threatened between a Seller and any employees of the Winkler Businesses which affect, or can reasonably be expected to have, directly or indirectly, an adverse effect on the Purchased Assets or the earnings, financial condition, operations or prospects of the Winkler Businesses or relate to any specific effort to prevent, restrict or delay consummation of the transactions contemplated by this Agreement.

     4.20 EMPLOYEE BENEFIT PLANS.

          (a) Schedule 4.20 lists all of the employee benefit plans and programs
              -------------
(except the unfunded deferred compensation plans which are listed in Schedule
                                                                     --------
4.20(a)), including without limitation all retirement, savings and other pension
-------
plans within the meaning of Section 3(2) of ERISA ("Pension Plans"), all health, severance, insurance, disability, vacation and other employee welfare plans within the meaning of Section 3(1) of ERISA ("Welfare Plans") and all incentive and other similar plans that are maintained by each Seller or any Affiliate with respect to employees of the Winkler Businesses or to which a Seller or any Affiliate has contributed or is now contributing on behalf of the employees of the Winkler Businesses. No Seller is a party to any multi-employer plan as defined in Section 3(37) of ERISA.

          (b) Each Seller and its Affiliates has complied, in all material respects, with all applicable laws and regulations in administering the Pension Plans, including specifically the provisions of ERISA and the qualification provisions of Section 401 of the Internal Revenue Code. No prohibited transaction, as defined in Section 4975 of the Internal Revenue Code, has occurred with respect to any of the Pension Plans and none of the

Pension Plans is subject to the provisions of Title IV of ERISA or to the provisions of Section 412 of the Internal Revenue Code. Each Pension Plan intended to be qualified under Section 401(a) of the Internal Revenue Code has been amended to satisfy the requirements of the Tax Reform Act of 1986 and subsequent legislation, and has heretofore been determined by the Internal Revenue Service to so qualify, and each trust created thereunder has heretofore been determined by the Internal Revenue Service to be exempt from tax under the provisions of Section 501(a) of the Internal Revenue Code and, to the knowledge of each Seller or any Affiliate, nothing has occurred since the date of the most recent determination that would be reasonably likely to cause any such Pension Plan or trust to fail to qualify under Section 401(a) or 501(a) of the Internal Revenue Code.

          (c) No Seller has terminated any Pension Plan or incurred any material liability to the PBGC under Section 4001, et seq., of ERISA, and no condition exists that could reasonably be expected to cause a Seller to incur any such liability either singly or as a member of a group of businesses under common control of, or affiliated with, the Sellers within the meaning of Section 414 of the Internal Revenue Code.

          (d) There are no actions, suits or claims pending, threatened or anticipated (other than routine claims for benefits) with respect to any employee benefit plan listed on Schedule 4.20.

          (e) The Sellers have made available to the Buyer full and complete copies of all Pension Plans, including all amendments thereto and summary plan descriptions as filed pursuant to ERISA with respect to the Pension Plans.

     4.21 INSIDER INTERESTS.  Except as set forth in Schedule 4.21, no officer,
                                                     -------------
director or holder of more than 5% of the common stock of a Seller, the Benchmark Sub, the Wincup Sub or Affiliate of a Seller, the Benchmark Sub or the Wincup Sub (i) competes with, is involved with or has any direct or indirect interest in any business entity which competes with the business of the Winkler Businesses, or (ii) has any interest, direct or indirect, in any property, real or personal, tangible or intangible, including, without limitation, Intellectual Property, used in or pertaining to the business of the Winkler Businesses, the Benchmark Sub or the Wincup Sub, except as a stockholder or employee of the Sellers.

     4.22 CERTAIN PRACTICES. To the knowledge of each Seller, no shareholder, director, officer, employee or agent of a Seller, the Benchmark Sub or the Wincup Sub has, directly or indirectly, made, or agreed to make, any improper or illegal payment, gift or political contribution to, or taken any other improper or illegal action, for the benefit of any customer, supplier, governmental employee or other person who is or may be in a position to assist or hinder the business of the Winkler Businesses.

     4.23 FINDERS. Except for Alex. Brown & Sons Incorporated, no broker, finder or investment banker is entitled to any fee or commission from a Seller for services rendered on behalf of a Seller in connection with the transactions contemplated by this Agreement. Notwithstanding the provisions of Article XI, the Sellers are solely responsible for the fees and expenses of Alex. Brown & Sons Incorporated.

     4.24 FULL DISCLOSURE. Neither this Agreement, nor the financial statements for the Sellers, the Benchmark Sub, the Wincup Sub and the Winkler Businesses described in Section 4.9, contains an untrue statement of a material fact. To the knowledge of each Seller, no event has occurred or condition exists which, with the giving of notice or the passage of time, can reasonably be expected to have a material adverse effect on the Purchased Assets or the earnings, financial condition, operations or prospects of the business of the Winkler Businesses.

     4.25 PERFORMANCE ALLOWANCES.  Schedule 4.25 contains a complete list of all
                                   -------------
performance allowances and volume incentive payments due from either Seller, the Benchmark Sub or the Wincup Sub as of the date hereof.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Sellers the following:

     5.1 ORGANIZATION; QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has corporate power and authority to own all of its properties and assets and to carry on its business as it is presently being conducted. Buyer is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except where failure to so qualify has no material adverse effect on Buyer's financial condition. Buyer has heretofore delivered to the Sellers complete and correct copies of its Articles of Incorporation and Bylaws, as currently in effect.

     5.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Buyer has corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is to be a party and to consummate the transactions contemplated hereby and thereby. No corporate proceedings on the part of Buyer are necessary with respect to the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and Related Agreements to which it is a party, when executed and delivered by Buyer, will constitute valid and binding obligations of Buyer, enforceable in accordance with their terms except as the same may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

     5.3  CONSENTS AND APPROVALS.  Except as set forth in Schedule 5.3, there is
                                                          ------------
no requirement applicable to Buyer to make any filing with, or to obtain any permit, authorization, consent or approval of any Person as a condition to the consummation of the transactions contemplated by this Agreement or conducting the business of the Winkler Businesses under new ownership (other than as may be required by the HSR Act and any applicable "bulk sales" law).

     5.4 NON-CONTRAVENTION. The execution and delivery by Buyer of this Agreement with the Related Agreements to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby, will not (i) violate or result in a breach of any provision of the Articles of Incorporation or Bylaws of Buyer, (ii) result in a default, or give rise to any right of termination, modification or acceleration, or the imposition of any Encumbrance (whether immediately before or after the giving of notice or the passage of time) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or the business conducted by it may be bound, or (iii) violate any law, regulation, judgment, order or decree applicable to Buyer or to the businesses conducted by it.

     5.5 LITIGATION. There are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the knowledge of Buyer, threatened against Buyer, whether at law or in equity and whether civil or criminal in nature, before any court, governmental body, commission, agency or arbitrator, domestic or foreign, which seek specifically to prevent, restrict or delay consummation of the transactions contemplated hereby or fulfillment of any of the conditions of this Agreement.

     5.6 FINDERS. No broker, finder or investment banker is entitled to any fee or commission from Buyer in connection with the transactions contemplated by this Agreement.

                                  ARTICLE VI
                             ADDITIONAL AGREEMENTS

     6.1 CONDUCT OF BUSINESS OF THE WINKLER BUSINESSES. From the date hereof until the Closing, each Seller will and will cause the Benchmark Sub and the Wincup Sub to (i) conduct the business of the Winkler Businesses only in the ordinary and usual course and in a manner consistent with past practices, (ii) maintain in good repair, at its expense, all of the Equipment; and (iii) use its best efforts to preserve its relationships with licensors, suppliers, dealers, customers and others having business relationships with the Winkler Businesses, the Benchmark Sub and the Wincup Sub. Each Seller's management will meet with Buyer on a regular and frequent basis to discuss the general status of the ongoing operations of the Winkler Businesses, the Benchmark Sub and the Wincup Sub and any problems relating to the conduct of its business. Each Seller will notify Buyer (w) of any emergency or change in the normal conduct of the business or operations of the Winkler Businesses, the Benchmark Sub and the Wincup Sub, (x) of the threat or initiation of any litigation against a Seller, the Benchmark Sub or the Wincup Sub which relates to the business or operations of the Winkler Businesses, the Benchmark Sub or the Wincup Sub, (y) of the initiation of any investigation of the Winkler Businesses, the Benchmark Sub or the Wincup Sub or its business by any party, whether private or governmental, and (z) of any budget revisions approved by the Board of Directors of a Seller, the Benchmark Sub or the Wincup Sub involving any of the Purchased Assets, the Benchmark Sub, the Wincup Sub, or the business of the Winkler Businesses and will keep Buyer fully informed of developments with respect to such events and afford Buyer's representatives access to all materials in its possession relating thereto.

     6.2 FORBEARANCES BY SELLERS. Except as contemplated by this Agreement, each Seller will not, and will not permit the Benchmark Sub or the Wincup Sub to, from the date hereof until the Closing, without the written consent of
Buyer:

               (i) sell, dispose of, transfer or encumber any of the Purchased Assets except for Inventory in the ordinary course of business;

               (ii) mortgage, pledge or otherwise encumber any of the Purchased Assets;

               (iii) amend, terminate, cancel or assign any Material Contract or Lease;

               (iv) make any commitments for capital expenditures related to the Winkler Businesses, the Benchmark Sub or the Wincup Sub except in the normal course of business;

               (v) increase in any manner the compensation of any Transferred Employee, pay or agree to pay any pension or retirement benefit not required by an existing plan or agreement to any Transferred Employee, or enter into or amend any employment agreement or any incentive compensation, profit sharing, savings, consulting, deferred compensation, retirement, pension or other benefit plan or arrangement with or for the benefit of any Transferred Employee or other person on behalf of the Winkler Businesses;

               (vi) alter in any way the manner in which it has regularly and customarily maintained the books of account and records of the Winkler Businesses, the Benchmark Sub or the Wincup Sub;

               (vii) enter into any contract which will require an expenditure of more than $25,000 by the Winkler Businesses, the Benchmark Sub or the Wincup Sub or cannot be cancelled by the Winkler Businesses, the Benchmark Sub or the Wincup Sub within one year of the date it is executed;

               (viii) declare, set aside or pay any dividend in cash or property with respect to the capital stock of Benchmark Sub or the Wincup Sub;

               (ix) split, combine or otherwise similarly change the capital stock of Benchmark Sub or the Wincup Sub, or redeem any of the capital stock of the Benchmark Sub or the Wincup Sub;

               (x) authorize the creation or issuance of, or issue or sell any shares of the capital stock of Benchmark Sub or the Wincup Sub or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from it, any shares of the capital stock of Benchmark Sub or the Wincup Sub;

               (xi) enter into any agreement to do any of the things described in clauses (i) through (x) above.

     6.3 NEGOTIATIONS WITH OTHERS. From the date hereof until the Closing, no Seller or its Affiliate will, directly or indirectly, without the written consent of Buyer, initiate discussions or engage in negotiations with any corporation, partnership, person or entity, other than Buyer, concerning any proposal regarding the acquisition, other than in the ordinary course of business, of part or all of the Purchased Assets.

      6.4 INVESTIGATION OF WINKLER BUSINESSES AND PROPERTIES. From the date hereof until the Closing, each Seller will and will cause the Benchmark Sub and the Wincup Sub to, afford Buyer and its authorized representatives, including its attorneys, accountants, financial advisors and engineers, such access, during normal business hours, to its books and records, personnel, plants, offices, warehouses and other facilities as

Buyer may reasonably request to enable it to make a full investigation of the Purchased Assets and the business of the Winkler Businesses. Each Seller will also cause its employees and advisors, including, without limitation, its accountants and financial advisors, to furnish to Buyer and its authorized representatives such financial data and other information, as Buyer may reasonably request to make such investigation. Such investigations shall be conducted in such a manner as to minimize interference with the conduct of the Sellers' operations. Without limiting the foregoing, the Sellers acknowledge that, as part of Buyer's investigation of the Purchased Assets, the Benchmark Sub, the Wincup Sub and the Winkler Businesses, Buyer intends to do the following:

          (a) conduct an engineering review of the Winkler Businesses' facilities and equipment, including the condition of machinery and equipment, the level of repair and the ability to be repaired of the machinery and equipment, the infrastructure including the roofs and other general maintenance requirements, technological capability, operating efficiency, and general compliance with good manufacturing practices and regulatory requirements;

          (b) conduct environmental, health and safety audits of the Winkler Businesses' facilities and equipment and operations;

          (c) conduct an investigation and evaluation of the status of employment relations at the Winkler Businesses and assessment of the current sales, marketing and operations management team in order to determine the need for and level of additional support required from Buyer and its Affiliates;

          (d) conduct an investigation of the Mexican operations and their ongoing ability to contribute to the financial success of the Winkler Businesses; and

          (e) with the consent and participation of the Sellers, which consent shall not be unreasonably withheld, conduct discussions with customers of the Winkler Businesses regarding the transition from the Sellers' ownership to Buyer's ownership.

     6.5 CONFIDENTIALITY. The information which the authorized representatives of the parties acquire from making their inspections of the facilities and the books and records of the other parties, and the information they acquire from meetings with the employees and advisors of the other parties pursuant to the provisions of Section 6.4, shall be subject to the Confidentiality Agreement.

     6.6 TAXES AND RECORDING FEES. All sales and transfer taxes and fees (including filing fees, if any) incurred in connection with this Agreement and the transactions contemplated hereby will be borne by the Sellers. Buyer will file all necessary tax returns and other documents required to be filed with respect to all such taxes and filing fees. The Sellers will cooperate with Buyer to the extent necessary to enable it to make such filings and join in the execution of any tax returns or other documents as may be necessary to enable Buyer to comply with the provisions of this Section.

     6.7 PRORATION OF RENT, UTILITY CHARGES AND OTHER PAYMENTS. Any installment of rent due on any Assumed Lease to which a Seller is a party and any utility or similar charge payable with respect to the premises under such Assumed Lease for the period in which the Closing occurs shall be prorated, based on the actual number of days applicable to pre-Closing and post-Closing occupancy or use.

     6.8 ALLOCATION OF PURCHASE PRICE. The values which shall be assigned to the various assets which constitute the Purchased Assets shall be agreed upon within 60 days after Closing. The Sellers and Buyer agree that (i) the gross allocation of values shall be in accordance with Schedule 6.8, (ii) the specific
                                                 ------------
allocation of the Purchase Price among the various Purchased Assets will be separately established as a result of good faith bargaining, and (iii) in reporting the transactions contemplated by this Agreement to the Internal Revenue Service, as is required by Section 1060 of the Internal Revenue Code, they will use such specific allocations and cooperate with each other in meeting the requirements of the Internal Revenue Code and the regulations promulgated thereunder.

     6.9 ACCOUNTS RECEIVABLE. Buyer will afford each Seller access to such of the records transferred to it as shall be necessary to allow such Seller to collect any receivable arising prior to the Closing, but Buyer shall not otherwise be responsible for collecting or seeking to collect any such receivables. In collecting any such receivables arising prior to Closing, each Seller shall only use its historical collection practices in seeking to collect such accounts and shall not bring any legal proceedings to collect receivables from ongoing customers of the Winkler Businesses without notice to and consultation with Buyer. If a debtor on any such receivable, who is also a debtor to Buyer for debts incurred at or after the Closing shall make any remittance on amounts due in respect of the business of the Winkler Businesses, whether the debt was incurred prior to or subsequent to the Closing, such remittance shall be deemed to be on account of the earliest unpaid invoice unless the debtor specifically designates or otherwise indicates to the contrary, in which case the payment shall be applied in accordance with such designation. If payments on any such account are undesignated, then Buyer shall be entitled to inquire of such customer as to which invoices such payment should be applied. After the Closing the Sellers will promptly transfer and deliver (properly endorsed, if necessary) to Buyer any checks or other payments and deductions (including the cash equivalents of credits due from vendors, suppliers or shippers) which it receives on account of goods sold or shipped by Buyer and Buyer shall promptly transfer and deliver (properly endorsed, if necessary) to the Sellers any checks or other payments (including the cash equivalents of credits due from vendors, suppliers or shippers) which it receives on account of goods sold or shipped by the Sellers.

     6.10 ACCOUNTS PAYABLE. Receivables collected by the Sellers shall be applied to Sellers' outstanding accounts payable. If, within ninety (90) days of Closing, the accounts payable of the Winkler Businesses have not been paid in full, then Buyer shall have the right to pay directly the amounts required for satisfaction of such accounts payable to those Persons to whom payment is due. Sellers shall comply with all of the terms of the Trust Agreement.

     6.11 BULK SALES LAWS. Notwithstanding the provisions of Article XI, each Seller will severally indemnify and hold harmless Buyer from any and all claims made by creditors of that Seller relating to provisions of the "bulk sales laws" of any state or other jurisdiction which may be applicable to the transactions contemplated hereby and from all costs (including reasonable attorney's fees) incurred in the defense of any claims made under such laws.

     6.12 MAIL RECEIVED AFTER CLOSING. Following the Closing Buyer may open all mail, telegrams and other communications and packages they receive which is addressed to the Sellers, the Benchmark Sub or the Wincup Sub and deal with the content thereof in their discretion to the extent that the content thereof relates to the Purchased Assets or the Assumed Liabilities. Buyer agrees to deliver to each Seller all other such material they receive which is addressed to a Seller, the Benchmark Sub, the Wincup Sub, or Buyer and does not relate to such assets or liabilities. Each Seller agrees to deliver to Buyer all material they receive which is addressed to a Seller, the Benchmark Sub, the Wincup Sub or Buyer and relates to the Purchased Assets or the Assumed Liabilities.

     6.13 RETENTION OF BOOKS AND RECORDS. For a period of seven years after the Closing, the parties shall retain their books or records relating to the Purchase Assets or the Assumed Liabilities. After such seven-year period, any party shall provide not less than 45 nor more than 90 days prior written notice to the other parties of any proposed destruction or disposition of any such books and records. If the recipient of such notice desires to obtain any of the documents to be destroyed or disposed of, it may do so by notifying the sender of such notice, in writing, at any time prior to the scheduled date for such destruction or disposal. The notice must specify the documents which the requesting party wishes to obtain. The parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the requesting party.

     6.14 INTENTIONALLY DELETED.

     6.15 EXPENSES. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses.

     6.16 PUBLIC ANNOUNCEMENTS. The parties will consult with one another before issuing any press releases or otherwise making any public statements or statements to customers, suppliers or others with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release or make any such public statement without the consent of the others unless such action is required by law or by the NYSE. Buyer shall have the right to approve the form and substance of any such press release or public statement issued by the Sellers, which consent shall not be unreasonably withheld or delayed.

     6.17 SUBSEQUENT EVENTS. If any event shall occur prior to the Closing which, had it occurred prior to the execution of this Agreement, should have been disclosed by a party to this Agreement in a representation and warranty or otherwise, then, upon the happening of such event, such party shall promptly disclose the happening of such event to the other parties hereto.

     6.18 EFFORTS TO CONSUMMATE. Subject to the terms and conditions herein provided, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including, but not limited to, the obtaining of all necessary consents, approvals or waivers of third parties, whether governmental or private, required of it to enable it to comply with the conditions precedent to consummating the transactions contemplated by this Agreement. Each party agrees to cooperate fully with the other parties in assisting them to comply with the provisions of this Section and the Sellers agree to take such steps as may be necessary to remove any Encumbrances (other than Permitted Exceptions) which affect the Purchased Assets.

     6.19 ENVIRONMENTAL, HEALTH, SAFETY AND PRODUCT COMPLIANCE MATTERS. Buyer or its representatives have conducted environmental, occupational health, safety and product compliance audits of the U.S. Facilities, the Mexican Facilities and the Purchased Assets, as and to the extent Buyer deemed appropriate (the "Environmental Audits"). Buyer has provided a copy of such Environmental Audits to the Sellers after completion of same, together with a statement from Buyer (the "Remediation Statement") indicating those matters set forth in such audits and Schedule 4.6 that Buyer, in the exercise of its reasonable judgment, deems
    ------------
material.  A copy of the Remediation Statement is attached hereto as Schedule
                                                                     --------
6.19.  Notwithstanding the foregoing, Issue 11 of the Remediation Statement
----
relating to the sprinkler systems shall not be deemed material, and Sellers shall not be required to perform any remediation or other action with respect to such item. In addition, the Remediation Statement indicates which of such matters, in the reasonable opinion of Buyer or its representatives, can be practically remediated prior to Closing (the "Pre-Closing Remediation Matters"). Except for the matters indicated on the Remediation Statement as being "Post Closing Remediation Matters" (as defined below), the Sellers, at their sole cost, shall remedy all of the Pre-Closing Remediation Matters prior to Closing. All such remediation performed by the Sellers shall be conducted in accordance with applicable law and a plan and schedule prepared by the Sellers and approved by Buyer and shall be completed in accordance with such approved plan and schedule. At such time as the Sellers believe they have completed such remediation in accordance with the approved plan therefor, they shall notify Buyer. If Buyer believes that such remediation has not been completed in accordance with the approved plan therefor or the requirements of applicable law, then Buyer shall object to such work in writing within 30 days after such notice of completion from the Sellers. The Sellers shall then correct or complete the incorrect or incomplete portion of the remediation work specified in Buyer's objection notice within a reasonable time after receipt of such objection notice. If Buyer fails to object to the performance of such remediation within thirty (30) days after such notice from the Sellers, then Buyer shall be deemed to have approved such remediation work. Notwithstanding the foregoing, Sellers shall have the right and the obligation, at Seller's sole expense, to complete remediation of those matters indicated on the Remediation Statement as being Post-Closing Remediation Matters (the "Post-Closing Remediation Matters"), as soon as reasonably possible after Closing and in any event within 90 days after the Closing Date. If Sellers fail to complete remediation of the Post-Closing Matters in accordance with the requirements of the Remediation Statement and the terms of this Section within such period, then Buyer shall have the right, at the cost and expense of Sellers, to remediate such Post-Closing Remediation Matters.

Buyer shall have the right, at the cost and expense of the Sellers, to remediate any Pre-Closing Remediation Matters which Sellers fail to remediate prior to Closing, and any Post-Closing Remediation Matters which Sellers fail to remediate within the time periods specified above, and the Sellers shall reimburse Buyer, within fifteen (15) days after demand therefor, for all costs reasonably incurred by Buyer in completing such remediation, and all fines or other expenses incurred by Buyer as a result of the Sellers failure to complete such remediation. In addition, Buyer shall have the right to offset all such reasonable costs and expenses from any amounts due from Buyer to the Sellers under this Agreement. No provision contained in this Section 6.19, shall limit Buyer's ability to make claims or seek indemnification as otherwise provided pursuant to the terms of this Agreement.

     6.20 FURTHER ASSURANCES. Each Seller will use reasonable efforts to implement the provisions of this Agreement, and for such purpose, at the request of Buyer will, at or after the Closing, without further consideration, promptly execute and deliver such additional documents as Buyer may reasonably deem necessary or desirable in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer title to the Purchased Assets free and clear of any Encumbrances.

     6.21 ADVICE TO OTHERS. The Sellers and Buyer will promptly advise each other if they become aware of any information which is or may reasonably be expected to be inconsistent with the representations and warranties made by the other herein.

      6.22 MOVEMENT OF EQUIPMENT AND INVENTORY. Prior to Closing, at the Sellers' expense, the Sellers will (a) move to and, if necessary, install at the
U. S. Facility designated by Buyer all Equipment located in the Distribution Centers or other locations, (b) to the extent set forth in the Transition Services Agreement, move certain Inventory located in the Distribution Centers and elsewhere; and (c) within thirty (30) days after the Closing Date, remove and dispose of "obsolete" and "damaged" inventory (as defined in Section 2.5) from the following sites: Los Angeles, California, Houston, Texas, Stone Mountain, Georgia, Nashville, Tennessee, the Mexican Facilities as listed on
Schedule 4.12 and Griffin, Georgia.

      6.23 PERFORMANCE ALLOWANCES. On or before Closing, each Seller will pay (on a pro-rata basis where appropriate) all performance allowances and volume incentives associated with the Winkler Business and payable by it as of the Closing Date.

      6.24 ESTABLISHMENT OF SUBSIDIARY. Prior to Closing, Benchmark shall establish a newly-formed wholly-owned subsidiary of Benchmark (the "Benchmark Sub") and Wincup shall establish a newly-formed wholly-owned subsidiary of Wincup (the "Wincup Sub"), pursuant to organizational documents approved by Buyer, and shall contribute to the Benchmark Sub and Wincup shall contribute to the Wincup Sub the tangible personal property owned by Benchmark and Wincup, respectively, which is included in the

Purchased Assets and located in the State of California (but no other property). Such contribution shall be made pursuant to contribution agreements in form and substance satisfactory to Buyer. In no event shall either Benchmark or Wincup contribute to, or permit the Benchmark Sub or the Wincup Sub to assume, any liabilities of Benchmark or Wincup. All Equipment, Inventory, Consumables, Intellectual Property and other personal property contributed by the Sellers to the Benchmark Sub and the Wincup Sub shall nevertheless be deemed included within the definitions of "Equipment", "Inventory", "Consumables" and "Intellectual Property" for the purposes of the representations made by the Sellers hereunder, the determination of the Current Asset Amount, the provisions of Article VI hereof, and any other relevant provisions of this Agreement.

      6.25 SECTION 338(h)(10) ELECTION. (a) Buyer and Sellers agree to make timely, effective and irrevocable Section 338(h)(10) Elections as set forth in this Agreement, as well as any Section 338(h)(10) Elections (or corresponding or similar elections) for state, local or foreign purposes, and to file such elections in accordance with applicable regulations. The provisions of this Agreement shall apply to any such elections that Buyer makes for state, local or foreign tax purposes.

               (b) Sellers represent that each of them will file a consolidated federal income tax return with the Benchmark Sub and the Wincup Sub for the tax year beginning on January 1, 1995 and ending on and including the Closing Date, and that the Sellers are eligible to make an election under Section 338(h)(10) of the Internal Revenue Code (and any comparable election under state, local or foreign tax law) with respect to the Benchmark Sub and the Wincup Sub. Buyer and Sellers shall make or cause to be made the Section 338(h)(10) Elections (and any comparable election under state, local or foreign tax law) and shall take no position contrary thereto unless required to do so pursuant to a final determination by any taxing authority or judicial proceeding.

               (c) Sellers shall pay and indemnify and hold Buyer and the Benchmark Sub and the Wincup Sub harmless from any and all Sellers Tax Liabilities as defined below in Section 6.26. The indemnification hereunder shall be without limitation or restriction, notwithstanding any other provision of this Agreement, including, but not limited to, the limitations set forth under Section 11.4, and the survival provisions contained in Section 11.5.

               (d)  Sellers shall be responsible for preparing and filing all
Section 338 Forms in accordance with the terms of this Agreement. Sellers shall furnish copies of the Section 338 Forms to Buyer for Buyer's approval at least 25 business days before the date such Section 338 Forms are required to be filed. Buyer shall execute and deliver to Sellers such documents or forms as Sellers reasonably request to complete the Section 338 Forms, properly and in a timely fashion.

          (e) Buyer and Sellers agree that the deemed sale price of the assets determined in accordance with Treasury Regulation

Section 1.338(h)(10)-1(f) will be determined within 60 days after Closing pursuant to Section 6.8 and the parties will file the forms required under the Internal Revenue Code and the regulations thereunder in a manner substantially consistent with the allocation of values pursuant to such Section.

      6.26 ALLOCATION OF TAXES. Sellers shall be responsible for and pay (i) all Taxes resulting from Pre-Closing Operations; (ii) any liability imposed on the Benchmark Sub or the Wincup Sub pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) for Taxes incurred by any Person, other than the Benchmark Sub or the Wincup Sub, for any taxable period ending after the Closing Date and which includes the Closing Date, and Sellers agree to hold Buyer, the Benchmark Sub and the Wincup Sub harmless from any liability for such Taxes or other charges (including reasonable attorneys' and accountants' fees) arising therefrom; and (iii) any Taxes resulting from the incorporation of Benchmark Sub or the Wincup Sub, the transfer of assets thereto and/or the sale or exchange of the stock thereof, including but not limited to any Taxes attributable to the Section 338(h)(10) Election, or any similar provision of state, local or foreign law (collectively, "Sellers Tax Liabilities").

      For purposes of this Section 6.26, Sellers Tax Liabilities shall not include any Taxes resulting from events, elections or transactions occurring at the direction or under the control of Buyer on the Closing Date, including sales, exchanges, liquidations, or dispositions. Notwithstanding the foregoing sentence, Sellers Tax Liabilities shall include the following:

          (i) All Taxes resulting from any Section 338(h)(10) Election and all similar elections made under state, local or other law.

          (ii) All Taxes relating to operation of the Sellers, the Benchmark Sub or the Wincup Sub in the ordinary course of their business prior to and including the Closing.

          (iii) Any item of Tax, including the Tax effect of any income, gain, recapture of deduction or credit, or any similar item with respect to the Sellers, the Benchmark Sub or the Wincup Sub resulting from any adjustment in any period ending on or before the Closing necessary to implement a change of accounting made in any taxable period ending on or before the Closing.

          (iv) Any item of Tax, including the Tax effect of any income, gain, recapture of deduction or credit, or any similar item with respect to the Sellers, the Benchmark Sub or the Wincup Sub resulting from the restoration of any deferred income or gain, the triggering of any credit or recapture item, or any similar increase in Tax or inclusion in income subject to tax under applicable law in any period ending on or before the Closing, including without limitation the federal consolidated return regulations and similar provisions of state, local, or foreign tax laws by reason of any transaction contemplated in this Agreement.

          (v) Any item of Tax the liability for which properly accrues on or before the Closing, regardless of when such tax is properly due and payable, including without limitation real estate and tangible personal property taxes.

                                  ARTICLE VII
                         EMPLOYEES AND EMPLOYEE MATTERS

      7.1 TRANSFERRED EMPLOYEES. The Sellers have previously delivered to Buyer a list of all of the employees of the Sellers who are employed by the Winkler Businesses as of the most recent date for which such information is available. Each Seller has or will afford Buyer's representatives an opportunity, prior to the Closing, to offer employment with Buyer, after the Closing, to all of such employees, whether salaried or hourly employees and whether or not they are covered by one or more of the employment agreement(s) listed in Schedule 4.19,
                                                                -------------
except for those employees that Seller desires to retain who are listed on
Schedule 7.1. Such employees who elect to become employees of Buyer are
------------
hereinafter referred to as "Transferred Employees" and shall be deemed to have become employees of Buyer as of the time the Closing becomes effective. Notwithstanding the foregoing, Buyer shall have no obligation to offer employment to any particular employees employed by the Winkler Businesses or any particular number of such employees. For clarification purposes, the employees of the contractors who operate the Mexican Facilities are not employees of the Sellers and Buyer will not offer employment to, or be liable for employment of, any of such employees.

      7.2  EMPLOYEE BENEFIT PLANS.

           (a) Except as provided in Section 7.2(b), Buyer will permit each salaried employee and each hourly employee of the Winkler Businesses who becomes a Transferred Employee to participate, to the extent appropriate, in the employee benefit plans and programs regularly made available to the employees of Buyer. Buyer will treat service by any Transferred Employee prior to the Closing as service with Buyer for purposes of vesting and participating in (but not for the purpose of the accrual of benefits under) such plans and programs. The Transferred Employees' accrual of benefits under plans and programs covering employees of Buyer shall be based solely on their service with Buyer after the Closing.
           (b) Until January 1, 1996, Buyer will continue the same health insurance coverage as currently provided by Sellers for the Transferred Employees who are hourly employees. As of January 1, 1996, Buyer will permit each Transferred Employee who is an hourly employee to participate in the health plan regularly made available to the employees of Buyer.

           (c) Except as provided in Section 7.2(d), no assets or liabilities with respect to Transferred Employees shall be transferred, as a result of this Agreement, from any of the Sellers' employee benefit plans applicable to the employees of the Winkler Businesses to any plan maintained or established by

Buyer, and each Seller shall retain all obligations to fund or otherwise provide benefits accrued by Transferred Employees under its benefit plans prior to the Closing. Benefits under the plans retained by the Sellers shall be payable to the Transferred Employees pursuant to the terms of such plans and shall constitute the only benefits to which the Transferred Employees are entitled with respect to their service with the Sellers prior to the Closing.

           (d) Assets of the Benchmark Corporation of Delaware 401(k) Savings and Profit Sharing Plan (the "Benchmark Plan") equal to the account balances of the Transferred Employees under the Benchmark Plan shall be transferred to the James River Corporation of Virginia StockPlus Investment Plan (the "StockPlus Plan") as soon as practicable after the Closing Date. Unless made sooner, the transfer shall be made as of the last business day of the first full calendar quarter ending after the Closing Date. The transfer shall be made solely in cash. Any outstanding balances of plan loans to Transferred Employees shall be transferred with the underlying accounts. The account balances of the Transferred Employees shall be valued as of the date on which the transfer is made. The account balances of Transferred Employees in the Benchmark Plan shall share in the earnings, gains and losses, appreciation and depreciation of the investment funds in which the accounts are invested for the period between the Closing Date and the date on which the transfer is made. With respect to the account balances of

Transferred Employees under the Benchmark Plan that are transferred to the StockPlus Plan, the StockPlus Plan shall specifically preserve each "section 411(d)(6) protected benefit" that is provided under the Benchmark Plan as of the date of which such account balances are transferred. The term "section 411(d)(6) protected benefit" shall have the meaning provided under Section 411(d)(6) of the Internal Revenue Code and applicable Treasury Department regulations. Transferred Employees shall not accrue additional benefits after the Closing Date under the Benchmark Plan.

           (e) The account balances to be credited under the StockPlus Plan for Transferred Employees as of the transfer date shall not be less than the account balances of the Transferred Employees under the Benchmark Plan as of the date on which the transfer is made. Effective on the date of the transfer of Benchmark Plan assets, (i) the Buyer and the StockPlus Plan shall assume all liabilities in connection with the account balances of Transferred Employees under the Benchmark Plan, and (ii) the Sellers and the Benchmark Plan shall have no further liability with respect to the account balances of Transferred Employees. The Sellers and its Affiliates shall have no liability with respect to the StockPlus Plan. The Buyer shall have no liability whatsoever with respect to the Benchmark Plan.

      7.3 WORKER'S COMPENSATION. Buyer will assume the responsibility for all worker's compensation claims made by Transferred Employees and third parties arising from events occurring after the Closing. Each Seller will retain the responsibility for all worker's compensation claims made by its employees or former employees (whether or not Transferred Employees) or third parties that arise from events that occur before the Closing or events otherwise occurring while the employees are employed by such Seller.

      7.4 VACATION PAY. Buyer will not assume any liability for unpaid vacation pay, sick pay or holiday pay accrued by Transferred Employees prior to the Closing except as set forth in Section 2.3.

      7.5 OTHER LIABILITIES RELATING TO EMPLOYEES. Except to the extent specifically addressed in this Article VII, Buyer will not assume any obligations or liabilities with respect to (i) any Pension Plan, Welfare Plan or other employee benefit plan or program relating to any present, former or retired employees of the Sellers or (ii) any severance or separation obligation which may result from the consummation of the transactions contemplated by this Agreement.

      7.6 ADMINISTRATION. Buyer and each Seller will each make its appropriate employees available to the other at such reasonable times as may be necessary for the proper administration by the other of any and all matters relating to employee benefits and worker's compensation claims affecting Transferred Employees. If, as a result of the transactions contemplated by this Agreement, reports are required to be filed with respect to any of a Seller's benefit plans, such Seller will file such reports.

                                 ARTICLE VIII
                       CONDITIONS TO OBLIGATIONS OF BUYER

      The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived, to the following conditions.

      8.1 REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Sellers contained in Article IV of this Agreement with respect to the Benchmark Sub and the Wincup Sub shall be true and correct in all material respects as of the date of Closing. Each of the other representations and warranties of the Sellers contained in Article IV of this Agreement, not relevant to the Benchmark Sub and the Wincup Sub, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, and each Seller shall have delivered to Buyer a certificate to that effect signed by its Chairman or President.

      8.2 PERFORMANCE OF THIS AGREEMENT. Each Seller shall have complied in all material respects with all of its obligations under this Agreement (including, without limitation, the completion of all remedial actions required to be taken by the Sellers prior to Closing under the terms of Section 6.19) and shall have delivered to Buyer a certificate to that effect signed by its Chairman or President.

      8.3 CORPORATE AUTHORIZATION. All corporate action required to be taken by each Seller, Benchmark Sub and Wincup Sub (including, if necessary, receiving the approval of its shareholders) in connection with the transactions contemplated by this Agreement shall have been taken, all documents incident thereto shall be reasonably satisfactory in substance and form to Buyer and Buyer shall have received such originals or copies of such documents as it may reasonably request.

      8.4 CONSENTS AND APPROVALS. The consents and approvals of all Persons which (i) each Seller must obtain to transfer the Purchased Assets to Buyer free and clear of Encumbrances, including, without limitation, the consent of all parties to the Assumed Material Contracts and the Assumed Leases whose consent to such transfer is necessary under the terms thereof, and (ii) Buyer must obtain in order to be able to conduct the business of the Winkler Businesses in the ordinary course of business and in accordance with the historical practice of the Winkler Businesses, shall have been obtained and all waiting periods specified by law with respect thereto have passed, including all waiting periods under the HSR Act.

      8.5 INJUNCTION, LITIGATION, ETC. No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement, or which would materially limit or affect the ability of Buyer to own or control the Purchased Assets or to operate the business of the Winkler Businesses, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or governmental agency seeking to prohibit or delay or challenging the validity of the transactions contemplated by this Agreement.

      8.6 LEGISLATION. No statute, rule or regulation shall have been proposed or enacted which prohibits or might prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

      8.7 ESTOPPEL CERTIFICATES, ETC. The Sellers shall have obtained executed estoppel certificates, satisfactory in form and substance to Buyer and such other information with respect to the Assumed Leases as Buyer may reasonably request.

      8.8 OPINION OF COUNSEL FOR SELLERS. Buyer shall have received an opinion from Duane, Morris & Heckscher, Counsel for the Sellers, in substantially the form attached hereto as Exhibit D.
                        ---------

      8.9 ABSENCE OF CHANGES. Since the date of this Agreement, there shall have been no material adverse change in the financial condition, results of operations, liabilities or prospects of the Winkler Businesses, and each Seller shall have delivered to Buyer a certificate, signed by the President or Chairman, dated as of the Closing, to the foregoing effect.

      8.10 CONTINUATION OF MEXICAN OPERATIONS. Buyer shall have obtained agreements, satisfactory to Buyer in the exercise of its reasonable judgment, assuring Buyer that it will be able to continue the Mexican operations of the Winkler Businesses on substantially the same terms as such operations currently exist, and that any agreements related to such Mexican operations shall be assignable to Buyer without change in the terms thereof and shall remain in full force and effect, notwithstanding such assignment, for the balance of the term of such agreements. In addition, Buyer shall have obtained assurances reasonably satisfactory to it that (i) it will not be liable for any employee-related liabilities for the employees of the Mexican Facilities, upon their termination or otherwise, in excess of $10,000 in the aggregate for all employees at each of the Mexican Facilities, (ii) the Equipment and Inventory located in the Mexican Facilities has been properly imported in accordance with Mexican custom laws and under a current and valid Maquiladora program held by the importer of record, (iii) the Equipment located in the Mexican Facilities is the object of an equipment use agreement in the United States by and between Wincup Holdings, Inc., and Top Performance Industries, Inc., and of a Commodatum Agreement in Mexico by and between Top Performance Industries, Inc., and Mexam de Anahuac, S.A. de C.V.; and (iv) the Mexican commodatum agreement has in fact been duly recorded in the Public Registry of Property of the Domicile of the subcontractor in the State of Tamaulipas, Mexico.

      8.11 ASSURANCES WITH RESPECT TO CLAIMS OF CREDITORS. Buyer shall have obtained agreements, satisfactory to Buyer in the exercise of its reasonable judgment, that it will not be liable for debts of the Sellers, the Benchmark Sub or the Wincup Sub

(other than Assumed Liabilities) or subject to claims arising from such debts.

                                  ARTICLE IX
                      CONDITIONS TO OBLIGATIONS OF SELLERS

      The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived, to the following conditions.

      9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in Article V of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, and Buyer shall have delivered to the Sellers a certificate to that effect signed by its Chairman or President.

      9.2 PERFORMANCE OF THIS AGREEMENT. Buyer shall have complied in all material respects with all of its obligations under this Agreement and shall have delivered to the Sellers a certificate to that effect signed by its respective Chairman or President.

      9.3 CORPORATE AUTHORIZATION. All corporate action required to be taken by Buyer in connection with the transactions contemplated by this Agreement shall have been taken, all documents incident thereto shall be reasonably satisfactory in substance and form to each Seller, and each Seller shall have received all such originals or copies of such documents as it may reasonably request.

      9.4 CONSENTS AND APPROVALS. The consents and approvals of all Persons which Buyer must obtain to consummate the transactions contemplated by this Agreement shall have been obtained by Buyer and all waiting periods specified by law with respect thereto shall have passed, including all waiting periods under the HSR Act.

      9.5 INJUNCTION, LITIGATION, ETC. No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or governmental agency seeking to prohibit or delay or challenging the validity of the transactions contemplated by this Agreement.

      9.6 LEGISLATION. No statute, rule or regulation shall have been proposed or enacted which does or might prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

      9.7 OPINION OF COUNSEL FOR BUYER. The Sellers shall have received an opinion from McGuire, Woods, Battle & Boothe, LLP, counsel for Buyer, in substantially the form attached hereto as Exhibit E.
                                          ---------

                                   ARTICLE X
                                    CLOSING

      10.1 TIME AND PLACE OF CLOSING. The closing (the "Closing") shall take place at the offices of McGuire, Woods, Battle &

Boothe, LLP, in Richmond, Virginia, at 10:00 a.m. local time on November 6, 1995, or such other date as may be agreed upon by the parties (any of which dates is referred to in this Agreement as the "Closing Date").

      10.2 DELIVERIES BY SELLERS. At the Closing each Seller shall deliver to Buyer the following:

               (i) properly endorsed title certificates transferring the motor vehicles which are a part of the Purchased Assets to Buyer;

               (ii) a Bill of Sale and Assignment in substantially the form attached hereto as Exhibit F and such other document or documents (in form
                        ---------
     satisfactory to Buyer and suitable for filing, registration or recording, if applicable) as may be necessary to transfer to Buyer the remainder of the Purchased Assets;

               (iii)  the Certificates required by Sections 8.1 and 8.2;

               (iv)   evidence that the corporate action described in Section
     8.3 has been taken;

               (v)    copies of the consents required by Section 8.4;

               (vi)   the estoppel certificates required by Section 8.7;

               (vii) a certificate from the Secretary of State of Delaware of each Seller's good standing in the State of

Delaware and other states if applicable as of the most recent date obtainable;

               (viii) the Opinion of Counsel required by Section 8.8;

               (ix) a guaranty from Benchmark Corporation of Delaware of the Sellers' indemnification obligations hereunder, in substantially the form of Exhibit H attached hereto (the "Benchmark Parent Guaranty");
        ---------

               (x) certificates representing all of the Shares and any stock transfer forms;

               (xi) a letter from Arthur Anderson indicating that the Seller's tax losses for the current year and tax loss carryforwards from previous years will equal or exceed any taxes that would otherwise be payable by the Sellers as a result of the contribution of assets to the Wincup Sub and Benchmark Sub and the other transactions contemplated hereby; and

               (xii)  such additional documents as Buyer may reasonably request.

      10.3 DELIVERIES BY BUYER. At the Closing Buyer shall deliver to the Sellers or the other parties noted below, the following:

               (i)  $49,000,000, in immediately available funds;

               (ii) $3,500,000, in immediately available funds, to the Persons indicated in Section 3(ii);

               (iii) an instrument of assumption of liabilities in substantially the form attached hereto as Exhibit G pursuant to which Buyer
                                               ---------
     assumes the Assumed Liabilities as required by this Agreement;

               (iv)   the certificates required by Sections 9.1 and 9.2;

               (v) evidence that the corporate action described in Section 9.3 has been taken;

               (vi)  copies of the consents required by Section 9.4.

               (vii) a certificate from the State Corporation Commission of Virginia as to the good standing of Buyer in the Commonwealth of Virginia (and other applicable jurisdictions) as of the most recent date obtainable;

               (viii)  the Opinion of Counsel required by Section 9.7;

               (ix) a guaranty from Buyer's parent, James River Corporation of Virginia, of Buyer's indemnification obligations hereunder in substantially the form of Exhibit I attached hereto (the "James River Parent Guaranty");
                 ---------
     and

               (x) such additional documents as the Sellers may reasonably request.

     10.4 DELIVERIES BY SELLERS AND BUYER. At the Closing each Seller and Buyer shall each execute and deliver to the appropriate parties copies of the Related Agreements to which they are parties.

                                  ARTICLE XI
                                INDEMNIFICATION

     11.1 SEVERAL INDEMNIFICATION BY SELLERS.

          (a) Subject to the limitations contained in this Article XI, Wincup will indemnify and hold Buyer harmless from any damage, loss, liability or expense (including, without limitation, reasonable expenses of investigation and litigation and reasonable attorneys', accountants' and other professional fees) arising out of:

               (i) a breach of any representation or warranty made by Wincup in this Agreement;

               (ii) a breach of any agreement of Wincup contained in this Agreement (but not the Related Agreements, each one of which will stand on its own); or

               (iii) any liability or obligation of Wincup not assumed by Buyer pursuant to this Agreement.

          (b) Subject to the limitations contained in this Article XI, Benchmark will indemnify and hold Buyer harmless from any damage, loss, liability or expense (including, without limitation, reasonable expenses of investigation and litigation and reasonable attorneys', accountants' and other professional fees) arising out of:

               (i) a breach of any representation or warranty made by Benchmark in this Agreement;

               (ii) a breach of any agreement of Benchmark contained in this Agreement (but not the Related Agreements, each one of which will stand on its own); or
               (iii) any liability or obligation of Benchmark not assumed by Buyer pursuant to this Agreement.

     11.2 INDEMNIFICATION BY BUYER. Subject to the limitations contained in this Article XI, Buyer will indemnify and hold each Seller harmless from any damage, loss, liability or expense (including, without limitation, reasonable expenses of investigation and litigation and reasonable attorney's, accountants' and other professional fees) arising out of:

               (i) a breach of any representation or warranty made by Buyer in this Agreement; and

               (ii) a breach of any agreement of Buyer contained in this Agreement (but not the Related Agreements, each one of which will stand on its own); and

               (iii)  the Assumed Liabilities.

     11.3 THIRD PARTY CLAIMS. The obligation of an indemnifying party to indemnify another party to this Agreement under the provisions of this Article XI with respect to claims resulting from the assertion of liability by those not parties to this Agreement (including governmental claims for penalties, fines and assessments) shall be subject to the following terms and conditions:

          (i) The indemnified party shall give prompt written notice to the indemnifying party of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Article XI, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known, provided, however, that no delay on the part of the indemnified party in giving notice shall relieve the indemnifying party of any obligation to indemnify unless (and then solely to the extent that) the indemnifying party is prejudiced by such delay;

          (ii) If any action, suit or proceeding (a "Legal Action") is brought against an indemnified party with respect to which the indemnifying party may have liability under the foregoing provisions of this Article XI, the Legal Action shall be defended (such defense to include all proceedings for appeal or review which counsel for the indemnified party shall deem appropriate) by the indemnifying party;

          (iii) Notwithstanding the provisions of the previous subsection of this Agreement, until the indemnifying party shall have assumed the defense of any such Legal Action, the defense shall be handled by the indemnified party. Furthermore, (w) if the indemnified party shall have reasonably concluded that there are likely to be defenses available to the indemnified party that are different from or in addition to those available to the indemnifying party; (x) if the indemnifying party fails to provide the indemnified party with evidence reasonably acceptable to the indemnified party that the indemnifying party has sufficient financial resources to defend and fulfill its indemnification obligation with respect to the Legal Action; (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (z) if a judgment against the indemnified party in the Legal Action will, in the good faith opinion of the indemnified party, establish a custom or precedent which will be materially adverse to the best interest of its continuing business, the indemnifying party shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the indemnified party. If the defense of the Legal Action is handled by the indemnified party under the provisions of this subsection, the indemnifying party shall pay all legal and other expenses reasonably incurred by the indemnified party in conducting such defense;

          (iv) In any Legal Action initiated by a third party and defended by the indemnifying party (w) the indemnified party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the indemnifying party shall keep the indemnified party fully informed as to the status of such Legal Action at all stages thereof, whether or not the indemnified party is represented by its own counsel, (y) the indemnifying party shall make available to the indemnified party, and its attorneys, accountants and other representatives, all books and records of the indemnifying party relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

          (v) In any Legal Action initiated by a third party and defended by the indemnifying party, the indemnifying party shall not make any settlement of any claim without the written consent of the indemnified party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the indemnified party or its assets, employees or business, or relief which the indemnified party reasonably believes could establish a custom or precedent which will be materially adverse to the best interests of its continuing business.

      11.4 LIMITATIONS ON INDEMNIFICATION.

          (a) Notwithstanding the foregoing provisions of this Article XI, Benchmark and Wincup shall not be liable to Buyer under Section 11.1(a)(i) and
Section 11.1(b)(i), respectively, and Buyer shall not be liable to either of the Sellers under Section 11.2(i), (i) with respect to any single claim, or series of claims arising from a single occurrence, unless and to the extent the liability under such claim or series of claims exceeds $50,000, and thereafter the indemnified party shall be entitled to indemnification thereunder only for the aggregate amount of such liability in excess of $50,000 or (ii) except as set forth in clause (i), unless and to the extent the aggregate amount of liability under such Section (including any amounts for which liability is determined under clause (i) above) exceeds $250,000, and thereafter the indemnified party shall be entitled to indemnification thereunder only for the aggregate amount of such liability in excess of $250,000. For the purposes of determining whether the $50,000 and $250,000 limitations set forth above have been reached (and for all other purposes under this Section), the parties agree that claims against WinCup and Benchmark shall be added together.

          (b) All damages to which an indemnified party may be entitled pursuant to the provisions of this Article XI shall be net of any insurance coverage with respect thereto.

      11.5 SURVIVAL; INVESTIGATION. The representations and warranties of the parties contained in this Agreement shall survive any investigation by any party and shall not terminate (i) until the fifth (5th) anniversary of the Closing Date with respect to the representations and warranties set forth in Section 4.6 and (ii) until eighteen (18) months after the Closing Date with respect to all other representations and warranties contained herein. Notwithstanding the provisions of the preceding sentence, any representation or warranty in respect of which indemnification may be sought under Sections 11.1(a)(i), 11.1(b)(i) or 11.2(i) shall survive the applicable termination date set forth in the preceding sentence if written notice, given in good faith, of a specific breach thereof is given to the indemnifying party on or before such termination date, whether or not liability has actually been incurred.

                                  ARTICLE XII
                       TERMINATION, AMENDMENT AND WAIVER

     12.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing;
               (i) by mutual consent of the Boards of Directors or Executive Committees of the Sellers and Buyer.

               (ii) by the Sellers if there has been a material breach by Buyer of a representation, warranty or agreement contained herein or if any of the conditions set forth in Article IX are not satisfied.

               (iii) by Buyer if there has been a material breach by the Sellers of any representation, warranty or agreement contained herein or any of the conditions set forth in Article VIII are not satisfied.

               (iv) by Buyer if any change has occurred since the date of this Agreement which has or can reasonably be expected to have a material and adverse effect upon the Purchased Assets or the earnings, financial condition, operations or prospects of the Winkler Businesses.

               (v) by the Sellers or Buyer if (a) there shall have occurred any general suspension of trading on the NYSE, (b) a banking moratorium shall have been declared by the

     United States or (c) the United States shall have become involved in a war or armed hostilities;

               (vi) by Buyer or the Sellers if the Closing has not occurred by 11:59 p.m. Richmond, Virginia, time, November 15, 1995; or

               (vii) by the Sellers if the Closing has not occurred by 11:59 p.m. Richmond, Virginia, time December 31, 1995.

      12.2 EFFECT OF TERMINATION. If this Agreement is terminated as provided in Section 12.1, it shall become wholly void and of no further force and effect and there shall be no further liability or obligation on the part of any party hereto except to pay such expenses as are required of it and to comply with the confidentiality provisions of Section 6.5, but such termination shall not constitute a waiver by any party of any claim it may have for damages caused by reason of a willful and material breach of a representation, warranty or agreement made by another party hereto.

      12.3 AMENDMENT. This Agreement and the Exhibits and Schedules hereto may be amended at any time prior to Closing; provided that any such amendment is approved in writing by each of the parties hereto. All representations and warranties which are true and correct as modified and approved shall be deemed true and correct for the purposes of Sections 8.1 and 9.1.

      12.4 EXTENSION; WAIVER. At any time prior to the Closing any party to this Agreement which is entitled to the benefits thereof may (i) extend the time for the performance of any of the obligations of another party hereto, (ii) waive a breach of a representation as warranty of another party hereto, or (iii) waive compliance of another party hereto with any of the Agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in a written instrument signed by the party giving the extension or waiver.

                                 ARTICLE XIII
                               GENERAL PROVISIONS

     13.1 NOTICES. All notices and other communications given to the parties hereunder shall be in writing. Notices shall be effective when delivered, if delivered personally. Otherwise, they shall be effective, as follows, when sent to the parties at the addresses or numbers listed below: (i) on the business day delivered (or the next business day following delivery if not delivered on a business day) if sent by a local or long distance courier, or by prepaid telegram, telefax or other facsimile transmission, or (ii three days after mailing if mailed by registered or certified U.S. mail, postage prepaid and return receipt requested.

          If to the Sellers to:

               Benchmark Holdings, Inc. and
               Wincup Holdings, Inc.
               735 Chesterbrook Boulevard
               Chesterbrook, PA  19087-5638
               Attention:  Michael T. Kennedy
               Telefax No.:  (610)640-2619
               with a copy to:

               Duane, Morris & Heckscher
               One Liberty Place, Suite 4200
               Philadelphia, Pennsylvania  19103-7396
               Attention:  Vincent F. Garrity, Jr.
               Telefax No.:  (215)979-1020

          If to Buyer to:

               James River Corporation
               P.O. Box 6000
               800 Connecticut Avenue
               Norwalk, Connecticut 06856-6000
               Attention:  Joe R. Neil
               Telefax No:  (203)852-0535

               with a copy to:

               James River Corporation
               P.O. Box 2218
               Tredegar Street
               Richmond, Virginia  23217
               Attention:  General Counsel
               Telefax No.:  (804)629-4281

               and a copy to:

               McGuire, Woods, Battle & Boothe, LLP
               One James Center
               901 E. Cary Street
               Richmond, Virginia  23219
               Attention:  Michael J. Schewel
               Telefax No.:  (804)775-1061

Any Person may change the address or number to which notices are to be delivered to him, her or it by giving the other Persons named above notice in the manner set forth above. Similarly, any individual may change the address or number to which his or her copies of notices are to be delivered.

      13.2 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of Delaware without regard to its choice of law rules.

      13.3 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of the Agreement.

      13.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      13.5 SELLERS' SEVERAL LIABILITY. All covenants, representations and warranties made in this Agreement by, and all obligations binding hereunder upon, each of the Sellers shall be deemed to have been made severally by Wincup and Benchmark and to be severally binding upon them.

      13.6 MISCELLANEOUS. This Agreement (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (ii) is not intended to and shall not confer upon any other person or business entity, other than the parties hereto, any rights or remedies with respect to the subject matter hereof; and (iii) shall not be assigned by operation of law or otherwise (except that Buyer may assign its rights hereunder to another of its Subsidiaries);

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed and their corporate seals to be hereto affixed and attested by their duly authorized officers.

                              WINCUP HOLDINGS, INC.



                              By  [SIGNATURE APPEARS HERE]
                                -------------------------------

                              Title     Chairman
Corporate Seal:

Attest:

[SIGNATURE APPEARS HERE]
------------------------
     Ass't Secretary

                              BENCHMARK HOLDINGS, INC.



                              By  [SIGNATURE APPEARS HERE]
                                -------------------------------

                              Title     Chairman
Corporate Seal:

Attest:

[SIGNATURE APPEARS HERE]
------------------------
     Secretary


                              JAMES RIVER PAPER COMPANY, INC.



                              By  [SIGNATURE APPEARS HERE]
                                -------------------------------

                              Title      Senior Vice President,
                                         Treasurer
Corporate Seal:

Attest:

[SIGNATURE APPEARS HERE]
------------------------
Secretary

                       (EXHIBITS AND SCHEDULES OMITTED)